EXHIBIT 4.1

Execution Version

DATED	22 April 2017

(1) REVA MEDICAL, INC.

- and -

(2) Each person set out in schedule 1 AND SCHEDULE 2

CONVERTIBLE NOTE DEED

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CONTENTS

BACKGROUND:	1
1.	Subscription for, and issue of, Notes and Options1
2.	Form of notes7
3.	Certificates7
4.	Registers8
5.	Purpose9
6.	Redemption and Conversion10
7.	Adjustments to conversion price13
8.	Issue of SHARES on conversion of notes AND EXERCISE OF OPTIONS18
9.	Discharge and release20
10.	Events of Default20
11.	Collective Action by Noteholders and proportional sharing of payments23
12.	Representations and warranties26
13.	Undertakings34
14.	Covenants by the Company36
15.	Indemnities from Company39
16.	Confidentiality40
17.	Expenses41
18.	Interest42
19.	Voting Rights42
20.	Participation rights42
21.	Reorganisations42
22.	Foreign holders42
23.	Transfer and Assignment43
24.	conversion of CDis to shares and Alternative Listings44
25.	notices45
26.	Status of Noteholders46
27.	Status as creditors and subordination46
28.	Payments47
29.	Miscellaneous47
30.	Definitions and interpretation50

SCHEDULE 1: Initial subscription date  noteholders and Optionholders77

SCHEDULE 2: Subsequent subscription date  noteholders and Optionholders79

SCHEDULE 3: OPTION terms80

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SCHEDULE 4: meeting procedures82

SCHEDULE 5: AGREED ASX ANNOUNCEMENT86

SCHEDULE 6: Certificates91

SCHEDULE 7: Conversion Notice94

SCHEDULE 8: Registration Rights Agreement95

SCHEDULE 9: Instrument of Adherence98

SCHEDULE 10: Lock-Up Agreement107

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This Deed is made on 22 April 2017.

BETWEEN:

(1)	REVA MEDICAL, INC. of 5751 Copley Dr., San Diego, California 92111, United States of America (Company); and
(2)	EACH PERSON SET OUT IN SCHEDULE 1 AND SCHEDULE 2 (each, a Noteholder and together, the Noteholders)

BACKGROUND:

A	The Company wishes to issue the Notes and the Options up to the Total Commitment on the terms and conditions of this Deed.
B	The Noteholders wish to subscribe for the Notes and the Options in accordance with the terms of this Deed.

IT IS AGREED:

1.	Subscription for, and issue of, Notes and Options

Note Terms

1.1	Each Note will:
1.1.1	have an issue price of US$100,000 and a face value of US$100,000 (Face Value);
1.1.2	be fully paid on issue;
1.1.3	entitle the Noteholder subscribing for it to receive 4,500 Options pursuant to clauses 1.3 and 1.7;
1.1.4	on issue, be able to be redeemed by the Company or a Noteholder in accordance with clause 6;
1.1.5	on issue, be able to be Converted in the manner and at the time provided by clause 6 into the number of Shares (represented by CDIs) determined in accordance with that clause; and
1.1.6	be issued under the Prospectus on the terms and conditions of this Deed.

Initial Subscription Date

1.2

The Company agrees to create and, subject to receipt of a Note and Option Application Form from each Noteholder and the Initial Conditions Precedent, issue to each Noteholder on the Initial Subscription Date Notes in their respective Initial Note Allocation and for an aggregate total amount equal to their Initial Commitment on the terms and conditions of this Deed.

1.3

The Company agrees, subject to the terms and conditions of this Deed and in consideration for their subscription for the Initial Note Allocation of Notes and, subject to receipt of a Note and Option Application Form from each Noteholder, to issue to each Noteholder on the Initial Subscription Date the Options in their respective Initial Option Allocation.

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Subsequent Subscription Date

1.4

Following the Initial Subscription Date, and subject to receipt of Securityholder Approval, the Company may create and, subject to receipt of a Note and Option Application Form from each applicable Noteholder and the Subsequent Conditions Precedent, issue additional Notes and Options on the Subsequent Subscription Date to one or more Noteholders subscribing for Notes at the Initial Subscription Date as set out in Schedule 2 or other investors as may be approved by the Company (Additional Noteholders) (together, Second Tranche Noteholders).

1.5

Following the date of this Deed, each Additional Noteholder shall execute and deliver to the Company an Instrument of Adherence in substantially the form attached hereto in Schedule 9 subscribing for Notes at the Subsequent Subscription Date pursuant to the Note and Option Application Form attached thereto. With effect from the date of acceptance by the Company of such Instrument of Adherence, the Additional Noteholder shall assume the same obligations and become entitled to the same rights, as if it had been an original party to this Deed as a Noteholder. For clarity, in no event may the Company accept an Instrument of Adherence if the subscription amount indicated therein would result in the Company issuing Notes in excess of the Total Commitment. Schedule 2 to this Deed shall be updated to reflect Additional Noteholders and the Subsequent Note Allocation and Subsequent Option Allocation for each Noteholder subscribing for Notes on the Subsequent Subscription Date, without any consent or further action required on the part of the Noteholders, provided, however, that no Noteholder may be removed from Schedule 2 or have its Subsequent Note Allocation and Subsequent Option Allocation reduced without the prior written consent of such Noteholder and the Company, provided further, that a Noteholder may have its Subsequent Note Allocation and Subsequent Option Allocation reduced without prior written consent of the Company in the event that such Noteholder transfers all or a portion of such commitment in writing to a third party that agrees to assume its obligations pursuant to clause 23.

1.6

On the Subsequent Subscription Date and subject to the Company obtaining Securityholder Approval, the Company shall create and, subject to receipt of a Note and Option Application Form from each Second Tranche Noteholder and the Subsequent Conditions Precedent, issue to each Second Tranche Noteholder the Notes in their respective Subsequent Note Allocation and for an aggregate total amount equal to the Subsequent Commitment on the terms and conditions of this Deed provided that the total Face Value of all Notes issued under this deed shall not at any time exceed the Total Commitment.

1.7

On the Subsequent Subscription Date, the Company shall, subject to the terms and conditions of this Deed and in consideration for their subscription for the Subsequent Note Allocation Notes and subject to receipt of a Note and Option Application Form from each applicable Second Tranche Noteholder, issue to each Second Tranche Noteholder on the Subsequent Subscription Date the Options in their respective Subsequent Option Allocation.

Prospectus

1.8

No later than two Business Days following the date of this Deed, the Company will lodge the Prospectus with ASIC and release the Prospectus to ASX. The Company shall ensure that the Prospectus accurately reflects and is consistent in all material terms with the terms of this Deed.

1.9	The Company will issue the Prospectus and a Note and Option Application Form to each Noteholder and Second Tranche Noteholder.

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1.10

Prior to the Initial Subscription Date, each Noteholder listed on Schedule 1 shall deliver to the Company a completed Note and Option Application Form, setting forth its aggregate Commitment and applying for its Initial Note Allocation and Initial Option Allocation under the Prospectus.

1.11

Prior to the Subsequent Subscription Date, each Second Tranche Noteholder shall deliver to the Company a completed Note and Option Application Form, setting forth its aggregate Subsequent Commitment and applying for its Subsequent Note Allocation and Subsequent Option Allocation under the Prospectus.

Meeting of Securityholders

1.12	For the purpose of obtaining Securityholder Approval, the Company must, following the Initial Subscription Date:
1.12.1

prepare draft documents convening a general meeting for Securityholders to consider the resolutions contemplated by the Securityholder Approval and containing a unanimous recommendation from the directors of the Company that Securityholders vote in favour of the matters required to be approved under the Securityholder Approval;

1.12.2

give the Noteholders a reasonable opportunity to comment on the form of the documents convening the general meeting (to the extent such comments are relevant to the approval contemplated by the Securityholder Approval); and

1.12.3

convene a general meeting of the Securityholders of the Company on or before 10 June 2017 (by way of a notice of meeting taking into account all reasonable comments of the Noteholders given pursuant to clause 1.12.2) to consider the resolutions contemplated by the Securityholder Approval.

Agreement to subscribe

1.13

Subject to the Conditions Precedent, or in the case of the Subsequent Note Allocation and Subsequent Option Allocation, the Subsequent Conditions Precedent, each Noteholder agrees to subscribe under the Prospectus on each Subscription Date for its Note Allocation of Notes and its Option Allocation of Options on the terms and conditions set out in this Deed.

Initial Conditions Precedent

1.14

The obligation of each Noteholder at the Initial Subscription Date to subscribe for its applicable Initial Note Allocation of Notes and Initial Option Allocation of Options and to pay the Subscription Amount in relation to the Notes the subject of its Initial Commitment is subject to:

1.14.1	receipt of all Government Agency approvals which are required to be obtained in respect of the transactions contemplated by the Transaction Documents in connection with the Initial Subscription Date
1.14.2	no Material Adverse Effect, Event of Default or Potential Event of Default occurring on or before the Initial Subscription Date;
1.14.3	receipt by each Noteholder of a copy of a legal opinion from the Company's legal advisor in the United States of America regarding the Company’s valid existence

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and good standing, its corporate power and authority to enter into the Transaction Documents (and it having taken all necessary corporate action to do so), its due execution of the Transaction Documents, the enforceability and legal, valid and binding nature of, the Notes, the Options and the Transaction Documents, including, without limitation, compliance with the Company's bylaws and certificate of incorporation and the Delaware General Corporation Law, no breach of or default under any material contracts to which the Company is a party, no violation of any court order or applicable law or statute and no required authorisation, approval or other action by any United States federal or Delaware or New York governmental authority or regulatory body (except as specified therein) in issuing the Notes and Options or otherwise performing its obligations under the Transaction Documents, its not being an “investment company”, and that no registration is required to be made under the Securities Act in relation to the offer, sale, issuance, conversion or exercise of the Notes, the Options or on any Shares or CDIs issued on conversion or exercise of the Notes and Options (which Shares or CDIs have been duly authorised, are not subject to any pre-emptive rights and, when issued, will be validly issued, fully paid and non-assessable), which opinion must be satisfactory to a Majority of Noteholders (acting reasonably) and which may be relied upon by all of the Noteholders;

1.14.4

receipt by each Noteholder of a copy of a legal opinion from the Company's legal advisor in Australia confirming that the issue of the Notes and Options pursuant to the Prospectus will be in compliance with the ASX Listing Rules and the Corporations Act (to the extent applicable) and will enable any CDIs issued to a Noteholder on conversion of the Notes or exercise of the Options to be freely tradable under Australian law on ASX, which opinion must be satisfactory to a Majority of Noteholders (acting reasonably) and which may be relied upon by all of the Noteholders;

1.14.5	confirmation in writing from Clifford Chance, counsel to the Noteholders that the Prospectus is in agreed form;
1.14.6	evidence of the appointment (and acceptance of such appointment) of an agent for service of process in accordance with clause 29.18;
1.14.7

receipt by Noteholders of a certificate signed by an officer or director of the Company confirming that the representations and warranties of the Company contained in clause 12.2 are true in all material respects as of the Initial Subscription Date with the same effect as though such representations and warranties had been made on the Initial Subscription Date; provided, however, that the representations and warranties of the Company that are otherwise qualified by materiality shall be true and correct in all respects;

1.14.8

receipt by the Company of an executed waiver for the transactions contemplated by this Deed, including the issuance of the Notes and Options, from the holders of at least 66 2/3% of the notes issued pursuant to the 2014 Note Deed in the agreed form;

1.14.9	a copy of each Transaction Document (other than the Subordination Agreement, if any) duly executed by all parties to them; and
1.14.10	evidence that the repurchase by the Company of the Repurchase Shares pursuant to the Repurchase Agreement will complete on the Initial Subscription Date,

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in each case in form and substance satisfactory to all Noteholders (acting reasonably) (each an Initial Condition Precedent and together the Initial Conditions Precedent).

Subsequent Conditions Precedent

1.15

In addition to the foregoing, the obligation of each Second Tranche Noteholder at the Subsequent Subscription Date to subscribe for its Subsequent Note Allocation of Notes and Subsequent Option Allocation of Options and to pay applicable Subscription Amount in relation to the Notes the subject of its Initial Commitment or Subsequent Commitment, as applicable, is subject to:

1.15.1	the Initial Subscription Date having occurred;
1.15.2

receipt of the Securityholder Approval and all Government Agency approvals which are required to be obtained in respect of the transactions contemplated by the Transaction Documents (other than the Subordination Agreement, if any), including, without limitation, ASX confirming that the Company's notice of meeting seeking Securityholder approval for the grant of the Notes and the Options pursuant to ASX Listing Rule 7.1 is not contrary to the ASX Listing Rules;

1.15.3	no Material Adverse Effect, Event of Default or Potential Event of Default occurring on or before the Subsequent Subscription Date;
1.15.4

receipt by Noteholders of a certificate signed by an officer or director of the Company confirming that the representations and warranties of the Company contained in clause 12.2 are true in all material respects as of the Subsequent Subscription Date with the same effect as though such representations and warranties had been made on the Subsequent Subscription Date , except for those representations and warranties which address matters only as of a particular date (which will remain true and correct in all material respects as of such date); provided, however, that the representations and warranties of the Company that are otherwise qualified by materiality shall be true and correct in all respects, in each case in from and substance satisfactory to all Second Tranche Noteholders (acting reasonably) (each a Subsequent Condition Precedent and together the Subsequent Conditions Precedent) (the Initial Conditions Precedent together with the Subsequent Conditions Precedent each a Condition Precedent and together the Conditions Precedent).

Satisfaction or waiver of Conditions Precedent

1.16

The Company must use its best efforts to satisfy the Initial Conditions Precedent by the earlier of the Initial Subscription Date and 30 April 2017 (or such later date as is agreed by all Noteholders and the Company) (Sunset Date).

1.17

The Company must use its best efforts to satisfy the Subsequent Conditions Precedent as soon as is reasonably practicable after the Subscription Date and to any event by 30 June 2017 (or such later date as is agreed by all Noteholders and the Company) (Sunset Date 2).

1.18	Each party must promptly notify the other parties in writing if it becomes aware that a Condition Precedent is:
1.18.1	satisfied; or

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1.18.2	incapable of being satisfied by the applicable date set out in clause 1.16 or 1.17.
1.19

The Conditions Precedent in clauses 1.14.2, 1.14.3, 1.14.4, 1.14.5, 1.14.6, 1.14.7, 1.14.9, 1.15.3 and 1.15.4 are for the benefit of the Noteholders only (and may be waived by agreement of all Noteholders). The Conditions Precedent in clauses 1.14.1, 1.14.8, 1.14.10, 1.15.1 and 1.15.2 are for the benefit of the Company and the Noteholders (and can only be waived by the Company and all Noteholders).

1.20	If:
1.20.1	a party has given a notice that a Condition Precedent is incapable of being satisfied by the date required by clause 1.16 and/or 1.17 as applicable; or
1.20.2	the Conditions Precedent are not satisfied by 5.00pm (Sydney time) on the date required by clause 1.16 and/or 1.17 as applicable,

any party may terminate this Deed (but only with respect to their obligations on the applicable Subscription Date and other than clauses 15, 16, 17, 24, 26, 28 and 29) by providing five Business Days prior notice in writing to the other parties.

1.21

Upon satisfaction or waiver of all of the Conditions Precedent to each of the Initial Subscription Date and Subsequent Subscription Date, each Noteholder must promptly, and in any event within two Business Days, send the Company a notice stating that:

1.21.1	all of the Conditions Precedent have been satisfied or waived; and
1.21.2	it will subscribe for its relevant Note Allocation and Option Allocation under the Prospectus on the terms and conditions of this Deed.

Subscription

1.22	On each applicable Subscription Date and subject to the satisfaction or waiver of the Conditions Precedent, each Noteholder will provide the Company with:
1.22.1	a copy of its completed Note and Option Application Form, applying for its Note Allocation and Option Allocation under the Prospectus; and
1.22.2

its relevant Subscription Amount in Immediately Available Funds, provided that, in the case of Medtronic, the price to be paid by the Company to that Noteholder under the Repurchase Agreement for the transfer of those Repurchase Shares will be offset against the equivalent amount of the Subscription Amount to be paid by that Noteholder, with any balance paid in cash, as required by the Prospectus (to be held on trust pursuant to section 722 of the Corporations Act).

1.23	Subject to the terms of this Deed, the Company must immediately on each applicable Subscription Date:
1.23.1	allot and issue the applicable Notes and Options the subject of clause 1.22.1 to each Noteholder in accordance with the Prospectus and this Deed;
1.23.2	register the Noteholders as the holders of the applicable Notes and Options in the Registers described in clause 4; and

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1.23.3	give to each Noteholder subscribing for Notes at such Subscription Date the Certificates required by clause 3.

Interdependence

1.24

The respective obligations of the Noteholders and the Company under clauses 1.22 and 1.23 are interdependent and all actions required to be performed on the applicable Subscription Date will be taken to have occurred simultaneously on such Subscription Date.

2.	Form of notes

Form

2.1

The Notes are direct, unsubordinated, unconditional and unsecured obligations of the Company in certificated form, and, subject to clause 2.2 below, will at all times rank pari passu in right of payment with all other existing and future unsecured and unsubordinated senior obligations of the Company (other than unsecured obligations preferred by mandatory provisions of law) and senior in right of payment to all existing and future subordinated obligations of the Company.

Subordination of 2014 Notes

2.2

The notes issued pursuant to the 2014 Note Deed will be subordinated to the Notes issued in this Deed in the manner set forth in clause 5 of the Second Amendment and, if applicable, a Subordination Agreement which may or may not be agreed after the date of this Deed and the form of which must be approved by all Noteholders (acting in their absolute and unfettered discretion).

3.	Certificates
3.1	The Company must issue to each Noteholder and Optionholder (as applicable) on the applicable Subscription Date:
3.1.1	a Note Certificate for their Note Allocation; and
3.1.2	an Option Certificate for their Option Allocation.
3.2	The terms on which:
3.2.1	the Notes are to be issued (as set out in this Deed) are deemed to be included or endorsed on each Note Certificate; and
3.2.2	the Options are to be issued (as set out in Schedule 2) are deemed to be included or endorsed on each Option Certificate.
3.3	The Company must enter details of the issue of each Option and/or Note and each Noteholder and/or Optionholder (as relevant) in the Registers on the Subscription Date.
3.4

All Notes in respect of which an entry has been made in the Note Register in accordance with this Deed and all Options in respect of which an entry has been made in the Option Register will, as between:

3.4.1	the Noteholder and/or Optionholder and the Company; and

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3.4.2	the Noteholder and/or Optionholder and any liquidator of the Company,

be deemed to have been validly issued under this Deed.

Replacement of Certificates

3.5

If a Certificate becomes worn out or defaced, then on production and delivery of the Certificate to the Company, together with any other evidence as the Company may reasonably require, the Company, subject to this Deed, will cancel the same and issue a new Certificate in its place.

3.6

Subject to this Deed, if a Certificate is lost or destroyed, the Company will issue a duplicate Certificate in its place on application in writing by the Noteholder or Optionholder (as applicable) accompanied by:

3.6.1

a statutory declaration or any other evidence as the Company may reasonably require that the Certificate has been lost or destroyed and has not been pledged, mortgaged, charged, sold or otherwise disposed of and, if lost, that proper searches for the same have been made; and

3.6.2	an undertaking in writing that if it is found or received by the Noteholder or Optionholder (as applicable), it will be returned to the Company,

all of which will be at the expense of the Noteholder or Optionholder (as applicable) making the application.

4.	Registers

Note Register

4.1	The Company will establish and maintain a register to hold the following information in respect of each Note issued by it under this Deed:
4.1.1	its issue date, currency and Face Value;
4.1.2	the name and address of the Noteholder;
4.1.3	the number of each Note Certificate;
4.1.4	details of any assignment or transfer of the Note;
4.1.5	the account or address details of the Noteholder who has the right to receive the redemption proceeds in respect of the Note; and
4.1.6	the date of redemption or Conversion of the Note,

and any other information which the Company considers necessary or desirable in connection with a Note.

4.2	Each entry in the Note Register in respect of a Note constitutes:
4.2.1	an acknowledgment to the relevant Noteholder by the Company of the indebtedness of the Company to the Noteholder under the Note; and

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4.2.2	an undertaking by the Company to make all payments to the relevant Noteholder in relation to the Notes in accordance with the terms of this Deed.

Option Register

4.3	The Company will establish and maintain a register to hold the following information in respect of each Option issued by it under this Deed:
4.3.1	its issue date, expiry date and Exercise Price;
4.3.2	the name and address of the holder of the Option; and
4.3.3	details of any assignment or transfer of that Option,

and any other information which the Company considers necessary or desirable in connection with an Option.

General

4.4

Entries in the Register in relation to a Note or Option constitute conclusive evidence that the person so entered is the absolute owner of the Note or Option, subject to correction for fraud or error. Except as required or permitted by law, the Company must treat the person entered on the Register as the absolute owner of that Note or Option (as applicable).

4.5	A Noteholder or Optionholder may inspect the relevant Register during normal business hours in the place where the relevant Register is kept with prior reasonable notice to the Company.
4.6	If requested by a Noteholder or Optionholder, the Company will promptly provide to that Noteholder or Optionholder a certified extract of the particulars entered in the relevant Register.
4.7

If a Noteholder or Optionholder notifies the Company of any change in the Noteholder's or Optionholder's details as recorded in the relevant Register, the Company must promptly update the relevant Register.

4.8	If the Company becomes aware of any error, omission, defect or mis-description in a Register, the Company must promptly rectify that Register.
5.	Purpose
5.1	The Company may only apply monies received by it from the subscription for Notes and Options under this Deed towards:
5.1.1	operational and capital expenditure;
5.1.2	working capital;
5.1.3	redemption of the Notes and repurchase of the Repurchase Shares at a price per Share of US$7.212 outstanding as of the date of this Deed from Medtronic, Inc. pursuant to the Repurchase Agreement; and
5.1.4	expenses associated with preparing this Deed and consummating the transactions contemplated by this Deed.

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6.	Redemption and Conversion

Mandatory redemption

6.1	The Company must notify the Noteholder of the occurrence of an Event of Default as soon as reasonably practicable (and in any event within five Business Days of such occurrence).
6.2	On the earlier of:
6.2.1	one Business Day after an Acceleration Event; and
6.2.2	the Maturity Date,

and provided that a Note has not otherwise been Converted in accordance with clauses 6.10 to 6.13 (inclusive) or redeemed in accordance with clause 6.3 or clause 6.4 the Company must, in respect of all of the Notes then on issue, redeem such Notes for the Redemption Amount, which will become immediately due and payable, and pay the relevant Redemption Amount to the relevant Noteholder on the date of that redemption and the Notes so redeemed will be cancelled and incapable of being Converted.

Noteholders’ optional redemption

6.3

At any time on or prior to the date that is 30 calendar days prior to the date which is 30 months from the Initial Subscription Date, a Noteholder (including in relation to any Note issued on the Subsequent Subscription Date) may give the Company an irrevocable notice in writing electing to redeem all or some of the Notes held by the Noteholder for the Redemption Amount (Optional Redemption Notice). Upon receipt by the Company of such Optional Redemption Notice, and provided that a Note has not otherwise been Converted in accordance with clauses 6.10 to 6.13 (inclusive) or been redeemed or cancelled, the Company must, in respect of such Notes, redeem such Notes for the Redemption Amount, which will become immediately due and payable on the date 30 months from the Initial Subscription Date (Optional Redemption Date), and pay the relevant Redemption Amount to the Noteholder on the date 30 months from the Initial Subscription Date and the Notes so redeemed will be cancelled and incapable of being Converted.  In the event that the Company is unable to satisfy its obligation under this clause 6.3, in addition to any other remedies provided under this Deed, the Noteholders shall have the additional rights set forth in clause 10.6 below.

Change of Control Event

6.4

Following the occurrence of a Change of Control Event, each Noteholder may (within the period of 5 Business Days following a Change of Control Event) give the Company an irrevocable notice in writing electing that the Company redeem all or any part of their Notes (Change of Control Redemption Notice) for the greater of the Redemption Amount and the Cash Settlement Amount (Change of Control Redemption Amount). Upon receipt by the Company of such Change of Control Redemption Notice, and provided that a Note has not otherwise been Converted in accordance with clauses 6.10 to 6.13 (inclusive) or been redeemed or cancelled, the Company must, in respect of such Notes, redeem such Notes for and pay the Change of Control Redemption Amount on the day falling 8 Business Days after the Change of Control Event and the Notes so redeemed will be cancelled and incapable of being Converted.

Illegality

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6.5

If it becomes unlawful (or impossible as a result of a change in law or regulation) in any jurisdiction for a Noteholder to perform any of its obligations as contemplated by this deed or to fund, issue or maintain its participation in any Note:

6.5.1	that Noteholder shall promptly notify the Company upon becoming aware of that event;
6.5.2	upon the Noteholder notifying the Company (Illegality Notification), any commitment of that Noteholder to subscribe for Notes or Options not already issued will be immediately cancelled.
6.5.3

the Company must, provided that a Note has not otherwise been Converted in accordance with clauses 6.10 to 6.13 (inclusive) or been redeemed or cancelled, in respect of such Notes, redeem such Notes for the Redemption Amount, which will become immediately due and payable on the date falling 90 days after such Illegality Notification or such earlier date as is necessary for the relevant Noteholder to comply with all applicable laws, and the Notes so redeemed will be cancelled and incapable of being Converted.

Right to require dissemination of information

6.6

During the Conversion Period, the Company must give to ASX (or such other Alternative Stock Exchange as applicable) all non-public information regarding the results of the Group’s clinical trials that has been made known to any Noteholder, and that a reasonable person would expect to have a material effect on the price or value of Shares or CDIs (so as to enable Noteholders to freely Convert Notes, exercise Options or trade in Shares, CDIs, Notes or Options):

6.6.1

within 5 Business Days of a request from a Noteholder at any time between the announcement or public proposal of a potential or proposed Change of Control Event and the completion of that Change of Control Event (unless there is an announcement that the Change of Control Event will not proceed); or

6.6.2

otherwise no less than twice a year at or within 2 Business Days of each of the EuroPCR cardiology conference and the Transcatheter Cardiovascular Therapeutics conference or such other conferences or events as agreed by the Company with the Majority of Noteholders.

6.7

During the Conversion Period, within 5 Business Days of a request from a Noteholder, the Company must give to ASX (or such other Alternative Stock Exchange as applicable) all non-public information regarding the Company that has been made known to any Noteholder (other than any information regarding the results of the Group’s clinical trials), and that a reasonable person would expect to have a material effect on the price or value of Shares or CDIs (so as to enable Noteholders to freely Convert Notes or trade in Shares or CDIs), provided, however, that no disclosure shall be required pursuant to this clause 6.7 if such disclosure:

6.7.1	would be in violation of applicable laws; or
6.7.2

relates to discussions between Company and a Noteholder regarding a potential transaction or other business relationship provided that the Company is not otherwise required to make sure disclosure pursuant to the ASX Listing Rules (including but not limited to continuous disclosure obligations or equivalent in relation to any other Alternative Stock Exchange (as applicable)). In the event of

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a disagreement between the Company and a Noteholder as to whether such disclosure is required pursuant to the ASX Listing Rules or any other Alternative Stock Exchange, the opinion of the Noteholder shall prevail.

6.8

At any time while any division or department of any Noteholder is in possession of any non-public information provided by the Company (in accordance with clause 14.1.9 or otherwise) and prior to the market update to ASX (or such other Alternative Stock Exchange as applicable) under clause 6.6 (as applicable), such division or department may not transfer, sell, purchase or otherwise trade in any Notes or Options or any Shares or CDIs issued on conversion or exercise of the Notes and Options.

6.9	For the avoidance of doubt, the restriction in clause 6.8 will apply to a Noteholder only so long as that Noteholder hold Notes.

Conversion by a Noteholder

6.10

At any time during the Conversion Period, a Noteholder may give the Company an irrevocable notice in the form of a Conversion Notice electing to Convert all or some of the Notes held by the Noteholder and specifying the number of Notes the Noteholder is electing to Convert.

6.11	Subject to clause 24, no later than two Business Days after receipt by the Company of a Conversion Notice (the Conversion Date), the Company must:
6.11.1	Convert each Note held by the Noteholder and specified in the Conversion Notice and:
6.11.1.1	allot and issue to CDN the number of Shares calculated in accordance with clause 6.13; and
6.11.1.2	procure that CDN allots and issues to the Noteholder the number of CDIs representing the Shares issued to CDN under clause 6.11.1.1 (which, at the date of this Deed, is 10 CDIs per Share);
6.11.2

enter CDN into the Company's register of members as the holder of the relevant number of Shares and procure that CDN enters the Noteholder into the register of CDI holders as the holder of the relevant number of CDIs;

6.11.3	deliver to the Noteholder (or procure the delivery of) a holding statement showing the Noteholder as the holder of the relevant number of CDIs;
6.11.4

apply for and use its reasonable efforts to obtain Official Quotation of the relevant number of CDIs (and the underlying Shares) on ASX as soon as practicable on such terms and conditions as are usual for quotation of securities on ASX; and

6.11.5

notwithstanding the issue of the Prospectus, to the extent that any action is required to be taken in order to facilitate the on-sale of Shares or CDIs by the Noteholder, to take such action (including, where required, issuing a further prospectus, cleansing notice or disclosure document in respect of the Shares or CDIs) to ensure that such Shares or CDIs will at all times thereafter be freely tradable on ASX.

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6.12	The Shares and CDIs issued under clause 6.11.1 will rank pari passu with the Shares and CDIs on issue at Conversion and will be issued fully paid and free from all encumbrances.
6.13

The number of Shares (represented by CDIs) issuable upon Conversion of any Note shall be determined by dividing the Face Value of the Note Converted by the Conversion Price in effect on the Conversion Date.

Certificates

6.14

On redemption or Conversion of the Notes (as the case may be), the relevant Noteholder must deliver the Certificate(s) for the relevant Note(s) to the Company for cancellation. Cancellation of any Note following its redemption or Conversion will be effected by a reduction in the principal amount of the Notes in the Note Register.

7.	Adjustments to conversion price

Undertaking Regarding Conversion

7.1

The Company agrees that it will not take any action (directly or indirectly), and will use its best efforts to ensure that no action is taken, that would otherwise result in the inability to issue CDIs or Shares on Conversion. The Company further agrees that it will not take any action that would result in a reclassification of its capital stock.

Adjustment for reorganisation of issued capital

7.2	If the Company at any time after the Subscription Date and before the Maturity Date:
7.2.1

effects a subdivision of its Shares, the Conversion Price in effect immediately before that subdivision will be proportionately decreased so that the number of Shares to be issued on Conversion of a Note is increased in proportion to such increase in the aggregate number of Shares which are on issue after the subdivision; or

7.2.2

combines its issued Shares, the Conversion Price in effect immediately before the combination will be proportionately increased so that the number of Shares to be issued on Conversion of a Note is decreased in proportion to such decrease in the aggregate number of Shares on issue following the combination.

Any adjustment under this clause 7.2 will become effective at the close of business on the date the subdivision or combination becomes effective.

Adjustment for Certain Dividends and Distributions

7.3

If the Company at any time after the Subscription Date and before the Maturity Date makes or issues, or fixes a record date for the determination of Securityholders entitled to receive, a dividend or other distribution payable on the Shares in additional Shares, the Conversion Price in effect immediately before such event will be decreased as of the time of such issue or, in the event that a record date has been fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction:

7.3.1	the numerator of which will be the total number of Shares issued and outstanding immediately prior to the time of such issue or the close of business on such record date; and

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7.3.2

the denominator of which will be the total number of Shares on issue immediately prior to the time of such issue or the close of business on such record date plus the number of Shares issuable in payment of such dividend or distribution.

Notwithstanding the above if the record date has been fixed and a dividend is not fully paid or if a distribution is not fully made on the date fixed for the payment of the distribution, the Conversion Price will be recalculated accordingly as of the close of business on such record date and thereafter the Conversion Price will be adjusted pursuant to this clause 7.3 as at the time of actual payment of the dividend or distribution.

Adjustments for Other Dividends and Distributions

7.4

If the Company at any time after the Subscription Date and before the Maturity Date makes or issues, or fixes a record date for the determination of Securityholders entitled to receive, a dividend or other distribution payable in Securities of the Company (other than a distribution of Shares in respect of outstanding Shares), each Noteholder will receive, simultaneously with the distribution to Securityholders, a dividend or other distribution of such Securities in an amount equal to the amount of Securities that a Noteholder would have received if they had converted all of their Notes into Shares immediately before the date of such event.

Sale of Shares below market price

7.5

As at the date of this Deed, each Share issued to CDN is represented by 10 CDIs. In the event that the ratio of CDIs to Shares is adjusted (whether pursuant to an adjustment similar to those provided in clauses 7.2. 7.3 or 7.4 or otherwise) then the number of CDIs issued in respect of Shares issued on Conversion or deemed to be issued under this clause 7 will be adjusted to equal the then effective ratio of CDIs to Shares. The adjustments to the Conversion Price set out in clauses 7.2 to 7.4 (inclusive) are all made on a Shares basis (based on the overall capitalization of the Company).

7.6

If the Company at any time after the Subscription Date and before the Maturity Date issues or sells, or is deemed by the express provisions of this clause 7 to have issued or sold, Additional Shares (as defined below), other than as provided in clauses 7.2, 7.3 or 7.4 above, for an Effective Price (as defined below) less than the Current Market Price per Share on the date of the first public announcement of the terms of such issue or sale (a Qualifying Dilutive Issue), then the Conversion Price will be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price in effect immediately prior to such issue or sale by a fraction:

7.6.1	the numerator of which will be:
7.6.1.1	the number of Shares outstanding immediately prior to such issue or sale; plus
7.6.1.2

the number of Shares which the Aggregate Consideration (as defined below) received or deemed to be received by the Company for the total number of Additional Shares issued would purchase at the Current Market Price per Share on the date of the first public announcement of the terms of such issue or sale.

7.6.2	the denominator of which will be the number of Shares outstanding immediately prior to such issue or sale plus the total number of Additional Shares issued.

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7.7

No adjustment will be made to the Conversion Price in an amount less than US$0.01 per Share. Any adjustment required by clauses 7.5 and 7.6 will be rounded to the nearest US$0.01 per Share. Any adjustment otherwise required by clauses 7.5 or 7.6 that is not required to be made due to the preceding two sentences will be included in any subsequent adjustment to the Conversion Price.

7.8	For the purpose of making any adjustment required under clauses 7.5 and 7.6, the aggregate consideration received by the Company for any issue or sale of securities (the Aggregate Consideration) will:
7.8.1

to the extent it consists of cash, be computed at the gross amount of cash received by the Company before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by the Company in connection with such issue or sale and without deduction of any expenses payable by the Company;

7.8.2	to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board;
7.8.3

if Additional Shares, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration which covers both cash or property other than cash, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares, Convertible Securities or rights or options; and

7.8.4

if the consideration or price determined pursuant to clauses 7.8.1 and 7.8.2 above (or any component thereof) is in a currency other than the Relevant Currency it will be converted into the Relevant Currency at the Prevailing Rate on the date of the first public announcement of the event giving rise to the adjustment.

7.9	For the purpose of an adjustment required under clauses 7.5 or 7.6, if the Company issues or sells:
7.9.1	stock, options, warrants, purchase rights, convertible notes or other securities convertible into Shares (such convertible stock or securities being referred to as Convertible Securities); or
7.9.2	rights or options for the purchase of Shares or Convertible Securities,

and if the Effective Price of such Additional Shares is less than the Current Market Price per Share on the date of the first public announcement of the terms of such issue or sale of Convertible Securities or rights or options, or alternatively in the case of rights or options, at the date of exercise of those rights or options (Exercise Date), in each case the Company will be deemed to have issued (at the time of issue of such rights or options or Convertible Securities or, where applicable, the Exercise Date) the maximum number of Additional Shares which are issuable upon exercise or conversion thereof and to have received as consideration for the issue of such Shares an amount equal to the total amount of

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the consideration, if any, received by the Company for the issue of such rights or options or Convertible Securities plus:

7.9.3	in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Company upon the exercise of such rights or options; and
7.9.4

in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Company upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, the Company shall be deemed to have received the minimum amounts of consideration without reference to clauses 7.5 or 7.6.

7.10

If the minimum amount of consideration payable to the Company upon the exercise or conversion of rights, options or Convertible Securities that constitute Additional Shares is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price will be recalculated using the figure to which such minimum amount of consideration is reduced; provided that if the minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities that constitute Additional Shares is subsequently increased, the Effective Price will be again recalculated using the increased minimum amount of consideration payable to the Company upon the exercise or conversion of such rights, options or Convertible Securities.

7.11

No further adjustment of the Conversion Price, as previously adjusted pursuant to clauses 7.5 to 7.11 (inclusive) upon the issue of such rights, options or Convertible Securities, will be made as a result of the actual issue of Additional Shares or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities expires without having been exercised, such Conversion Price as previously adjusted pursuant to clauses 7.5 to 7.11 (inclusive) upon the issue of such rights, options or Convertible Securities, will be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares so issued were the Additional Shares, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by the Company (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment will not apply to prior conversions of the Notes.

7.12

For the purpose of making any adjustment to the Conversion Price required under clauses 7.5 to 7.11 (inclusive), “Additional Shares” will mean all Shares issued by the Company or deemed to be issued pursuant to clauses 7.5 to 7.11

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(inclusive) (including Shares subsequently reacquired or retired by the Company), other than:

7.12.1Notes or Options issued under this Deed;

7.12.2	Shares issued upon conversion of the Notes or upon exercise of the Options issued under this Deed;
7.12.3

Shares or Convertible Securities issued after the Subscription Date pursuant to an Employee Incentive Scheme of the Company (including all Shares that may be issued on conversion or exercise of such Convertible Securities);

7.12.4	Shares issued pursuant to the exercise of Convertible Securities on issue as at the Subscription Date, including the Convertible Securities issued pursuant to the 2014 Note Deed;
7.12.5	Shares issued under any Share Purchase Plan which is undertaken within six months of the date of the issue of Notes and Options to Noteholders under this Deed;
7.12.6

up to US$5 million worth of new Shares (calculated based on the VWAP of Shares or (where applicable) CDIs over the 20 Trading Days prior to the private placement, converted, where necessary, into the Relevant Currency at the Prevailing Rate as at the end of that 20 Trading Day period) under a private placement to sophisticated and institutional investors within six months of the date of the issue of the Notes and Options to Noteholders under this Deed at a price that is at least 95% of the VWAP of Shares or (where applicable) CDIs over the 20 Trading Days prior to the offer to such investors;

7.12.7	Shares with respect to which the Majority of Noteholders by Resolution have waived the anti-dilution rights provided for in clauses 7.5 to 7.11 (inclusive);
7.12.8	an adjustment which would contravene the Delaware General Corporate Law or the ASX Listing Rules;
7.12.9	Shares issued in an IPO; and
7.12.10

Shares issued in an offering following an IPO, provided that, the price per Share issued in such offering is not less than ninety-five percent (95%) of the then prevailing market price of the Company’s common stock.

References to Shares in clause 7.12 above will mean all Shares issued by the Company or deemed to be issued pursuant to clauses 7.5 to 7.11 (inclusive).

The “Effective Price” of Additional Shares will mean the quotient determined by dividing  the Aggregate Consideration received, or deemed to have been received by the Company for such issue under clauses 7.5 to 7.11 (inclusive) for such Additional Shares by the total number of Additional Shares issued or sold, or deemed to have been issued or sold by the Company under clauses 7.5 to 7.11 (inclusive). In the event that the number of Additional Shares or the Effective

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Price cannot be ascertained at the time of issue, such Additional Shares will be deemed issued immediately upon the occurrence of the first event that makes such number of Shares or the Effective Price, as applicable, ascertainable.

Sale of Shares in an IPO

7.13

If the Company at any time after the Initial Subscription Date and before the Maturity Date completes an IPO at an IPO Price of less than the Conversion Price in effect on the date of and immediately before such IPO (after taking into account all adjustments made under this clause 7 up to that date), then the Conversion Price shall be adjusted to be the greater of (A) 1.2 multiplied by the IPO Price and (B) the Conversion Price in effect on the date of and immediately before such IPO divided by 1.2. For avoidance of any doubt, the Conversion Price cannot be adjusted upwards under this clause 7.13.

Certificate as to Adjustments

7.14

Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this clause 7, the Company at its expense will, as promptly as reasonably practicable but in any event not later than 10 Business Days thereafter, compute such adjustment or readjustment in accordance with the terms of this Deed and provide to each Noteholder a certificate setting out such adjustment or readjustment (including the kind and amount of securities, cash or other property into which a Note is convertible) and showing in detail the facts and computations upon which such adjustment or readjustment is based. The Company will, as promptly as reasonably practicable after the written request at any time of any Noteholder (but in any event not later than 10 days thereafter), furnish or cause to be furnished to such Noteholder a certificate setting out:

7.14.1	the Conversion Price then in effect; and
7.14.2	the number of Shares (and consequent number of CDIs) and the amount, if any, of other securities, cash or property which then would be received upon the conversion of a Note.
8.	Issue of SHARES on conversion of notes AND EXERCISE OF OPTIONS
8.1

The Shares and CDIs issued upon Conversion of the Notes will be fully paid and will in all respects rank pari passu with the fully paid Shares and CDIs on issue on the relevant Conversion Date, except in any such case for any right excluded by mandatory provisions of applicable law and except that such Shares and CDIs will not rank for (or, as the case may be, the Noteholder will not be entitled to receive) any rights, distributions or payments on any record date or other due date for the establishment of entitlement in respect of the Shares or CDIs on issue on the relevant Conversion Date which falls prior to the relevant Conversion Date.

8.2

The Company shall not effect any conversion of the Notes or effect the exercise of any portion of the Option held by Medotrnic, Inc. (Medtronic), and Medtronic shall not have the right to convert any portion of the Notes or exercise any portion of the Options, to the extent that after giving effect to such issuance after exercise as set forth on the applicable notice of exercise, Medtronic (together with such Medtronic’s Affiliates, and any other Persons acting as a group together with Medtronic or any of Medtronic’s Affiliates (such Persons, Attribution Parties)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Shares

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beneficially owned by Medtronic and its Affiliates and Attribution Parties shall include the number of Shares issuable upon conversion or exercise of any Note or Option, as applicable, with respect to which such determination is being made, but shall exclude the number of Shares which would be issuable upon (i) conversion or exercise of the remaining, nonconverted or nonexercised portion of the Notes and Options, as applicable, beneficially owned by Medtronic or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Share equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by Medtronic or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this clause 8.2, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by Medtronic that the Company is not representing to Medtronic that such calculation is in compliance with Section 13(d) of the Securities Exchange Act and Medtronic is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this clause 8.2 applies, the determination of whether the Notes or Options are convertible or exercisable, respectively (in relation to other securities owned by Medtronic together with any Affiliates and Attribution Parties), and of which portion of such Notes or Options are convertible or exercisable, as applicable, shall be in the sole discretion of Medtronic, and the submission of a notice of exercise shall be deemed to be Medtronic’s determination of whether a Note or Option is convertible or exercisable, as applicable (in relation to other securities owned Medtronic together with any Affiliates and Attribution Parties), and of which portion of such Note or Option, as applicable, is convertible or exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for conversions or exercises of such Notes or Options, as applicable, that are not in compliance with the Beneficial Ownership Limitation (other than to the extent that information on the number of outstanding Shares is provided by the Company and relied upon by Medtronic). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Securities Exchange Act and the rules and regulations promulgated thereunder and the Company shall have no obligation to verify or confirm the accuracy of such determination and shall have no liability for conversions or exercises of the Notes or Options, as applicable, that are not in compliance with the Beneficial Ownership Limitation (other than to the extent that information on the number of outstanding Shares is provided by the Company and relied upon by Medtronic). For purposes of this clause 8.2, in determining the number of outstanding Shares, Medtronic may rely on the number of outstanding Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the SEC, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or its transfer agent setting forth the number of Shares outstanding. Upon the written or oral request of Medtronic, the Company shall within two Trading Days confirm orally and in writing to Medtronic the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including the Notes and Options, by Medtronic or its Affiliates or Attribution Parties since the date as of which such number of outstanding Shares was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of Shares outstanding immediately after giving effect to the issuance of Shares issuable upon conversion or exercise of each Note or Option, as applicable. Medtronic, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this clause 8.2, provided that the Beneficial Ownership Limitation in no event exceeds 19.99% of the number of Shares outstanding immediately after giving effect to the issuance of Shares upon conversion or exercise of the Notes and Options held by Medtronic and the provisions of this clause 8.2

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shall continue to apply. Any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this clause 8.2 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

9.	Discharge and release
9.1

The Company will immediately be discharged and released from its liabilities and obligations under this Deed (other than liabilities for any breach of, or claim in relation to, this Deed prior to the date of such discharge and release) in respect of any particular Note on the first to occur of the date on which:

9.1.1	if Conversion has not occurred, the Redemption Amount for that Note has been satisfied in full; or
9.1.2	if Conversion has occurred, the Conversion of that Note has been completed in accordance with clauses 6.10 to 6.13 (inclusive).
9.2

Notwithstanding clause 9.1, the Company will not be released from any obligations under clause 13.3 or any other provision of this Deed expressed to apply for the benefit of Optionholders and obligations which it has with respect to the issue or exercise of the Options (or any Shares and CDIs which are required to be issued on exercise of the Options by an Optionholder) as a result of the Conversion of the Notes or the satisfaction of the Redemption Amount in full in respect of a Note.

9.3	If for any reason (including under any law relating to bankruptcy, insolvency, fiduciary obligations or the protection of creditors):
9.3.1

all or part of any transaction of any nature (including any payment or transfer) made during the term of this Deed which affects or relates in any way to obligations owed or discharged to a Noteholder or Optionholder is void, set aside or voidable;

9.3.2	any claim that anything contemplated by paragraph 9.3.1 is upheld, conceded or compromised; or
9.3.3	any Noteholder or Optionholder is required to return or repay any money or asset received by it under any such transaction or the equivalent in value of that money or asset,

that Noteholder or Optionholder will, notwithstanding clause 9.1 or any release or discharge under it, immediately become entitled to all rights which it would have had if all or the relevant part of the transaction or receipt had not taken place. The Company shall indemnify on demand that Noteholder or Optionholder against any resulting loss, cost or expense. This clause 9 continues to apply after this Deed is terminated or discharged.

10.	Events of Default

Events of Default

10.1	It is an event of default (Event of Default) if, at any time:

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10.1.1

the Company fails to pay or repay an amount due under and in the manner required by this Deed unless the Noteholders by Resolution are satisfied that the failure to pay is due to technical or administrative delays in the transmission of funds and the relevant amount is paid within five Business Days of the date due for payment;

10.1.2	any:
10.1.2.1	Finance Debt of the Group is not paid when due nor within any originally applicable grace period;
10.1.2.2	Finance Debt of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described);
10.1.2.3	any commitment for any Finance Debt of the Group is cancelled or suspended by a creditor as a result of an event of default (however described);
10.1.2.4	any creditor of the Group becomes entitled to declare any Finance Debt due and payable prior to its specified maturity as a result of an event of default (however described); or
10.1.2.5	any event of default (however described) occurs under or in connection with the 2014 Note Deed,

provided that no Event of Default will occur under this clause 10.1 (other than 10.1.2.5) if the aggregate amount of all Finance Debt or commitment for Finance Debt falling within clause 10.1.2.1 to 10.1.2.4 above is less than US$1,000,000 (or its equivalent);

10.1.3

an Authorisation, approval or consent which is material to the Group or its business is cancelled, repealed, revoked or terminated or has expired, or is modified or amended or conditions are attached to it in a manner which is likely to have a Material Adverse Effect;

10.1.4

the Company fails to perform any material obligation under or otherwise materially breaches a Transaction Document (other than as set out in clause 10.1.1) unless in the reasonable opinion of Noteholders by Resolution such failure is capable of remedy and is so remedied within 10 Business Days of such failure;

10.1.5

any warranty or representation made by the Company in a Transaction Document or the Prospectus is or becomes false, misleading or incorrect in any material respect when made or regarded as made by the Company under the Transaction Documents unless in the reasonable opinion of the Noteholders by Resolution such failure is capable of remedy and is so remedied within 10 Business Days of such failure;

10.1.6	an Insolvency Event occurs in relation to any member of the Group;
10.1.7

if the Group is in breach of an applicable law, regulation, Authorisation, listing rule, or court order, official directive or ruling of any Government Agency binding on it which is likely to have a Material Adverse Effect;

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10.1.8

any person becomes entitled to repudiate, terminate, rescind or avoid any material provision of a Transaction Document other than as a result of the Subsequent Condition Precedent in clause 1.15.2 not being satisfied;

10.1.9

the CDIs of the Company cease to be quoted on the ASX or are suspended from trading for more than 5 consecutive Trading Days unless the Noteholders by Resolution agree to a longer period of suspension;

10.1.10

where Shares in the Company have been quoted on any Relevant Stock Exchange, the Shares of the Company cease to be quoted on the Relevant Stock Exchange or are suspended from trading for more than 5 consecutive Trading Days unless the Noteholders by Resolution agree to a longer period of suspension; or

10.1.11	the Company has not issued Notes where the Face Value equals US$42.5 million by the Sunset Date 2.

Acceleration

10.2

Subject to clause 10.3, at any time after the occurrence of any Event of Default, and while such Event of Default is continuing, the Majority of Noteholders may declare the Notes to be immediately due and payable in accordance with clause 10.4 (subject to clause 10.5, without prejudice to the Noteholders to Convert their Notes in accordance with the provisions of this Deed) (a Declaration of Acceleration).

10.3

At any time after the occurrence of an Event of Default under clause 10.1.6 as a result of an Insolvency Event described in paragraphs (b), (d), (e) and/or (f) of that definition, all Notes then outstanding shall automatically become and be immediately due and payable in accordance with clause 10.4 without any declaration or other act on the part of any Noteholder (subject to clause 10.5, without prejudice to the Noteholders’ rights to Convert their Notes in accordance with the provisions of this Deed) (an Automatic Acceleration and, together with a Declaration of Acceleration, an Acceleration Event).

10.4

Following an Acceleration Event (and whether or not an Event of Default is thereafter continuing), the Redemption Amount will become immediately due and payable in respect of all Notes without any further action by the Noteholders.

10.5	For the avoidance of doubt, if any Acceleration Event occurs and the Redemption Amount in respect of a Note has been paid in full, no Noteholder may thereafter elect to Convert that Note.

Additional Noteholder Rights

10.6

In the event that a Noteholder has given an Optional Redemption Notice and such Notes have not been redeemed within 30 days after the Optional Redemption Date, then, without limiting any other provision of this Deed:

10.6.1	the Company must procure that the Board establishes a financing committee (Financing Committee) to:
10.6.1.1	consider how the Company should satisfy its obligation to redeem, pay or repay the Noteholder(s) pursuant to such Optional Redemption Notice;

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10.6.1.2

make a recommendation to the Board as to how the Company should satisfy its obligation to redeem, pay or repay the Noteholder(s) pursuant to such Optional Redemption Notice (Redemption/Repayment Recommendation);

10.6.2

unless the Board has determined in good faith and acting reasonably, having received written advice from the Company's external United States legal adviser practising in the area of corporate law, that to do so would constitute a breach of the fiduciary or statutory duties of the Board, the Company undertake all actions to implement the Redemption/Repayment Recommendation;

10.6.3

the Company must procure that the two persons approved by a Resolution of the Noteholders are appointed as directors of the Company (Noteholder Nominated Directors) until the Company has satisfied its obligation to redeem, pay or repay the Noteholder(s) pursuant to such Optional Redemption Notice and:

10.6.3.1	each Noteholder Nominated Director is to be appointed to the Financing Committee;
10.6.3.2	for so long as it is a Noteholder, HEC Master Fund LP may appoint one of the Noteholder Nominated Directors; and
10.6.3.3	the Noteholder with the highest proportional shares of the Shares or CDIs (on a fully diluted basis) (other than HEC Master Fund LP) may appoint one of the Noteholder Nominated Directions; and
10.6.4

the Noteholder Nominated Director that was appointed by the Noteholder with the highest proportional share of the Shares or CDIs (on a fully diluted basis) must be appointed as the chair of the Financing Committee.

11.	Collective Action by Noteholders and proportional sharing of payments

Meetings of Noteholders

11.1	The Meeting Procedures apply to all meetings, Resolutions and Unanimous Resolutions of Noteholders which are required pursuant to the terms of this Deed.

Resolutions

11.2	By a Resolution (or a Unanimous Resolution where required by clause 11.3) , the Noteholders may:
11.2.1	vote; and
11.2.2	authorise, ratify and confirm anything done, to be done or not done by the Noteholders,

in respect of the performance or exercise of any of the duties, rights, powers and remedies exercisable by the Noteholders by Resolution (or where required, Unanimous Resolution).

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Unanimous Resolutions

11.3	A Unanimous Resolution is required for any amendment, waiver or consent of, or in relation to, any term of any Transaction Documents that has the effect of changing or which relates to:
11.3.1	any provision which expressly requires the consent of all Noteholders;
11.3.2	the definitions of “Majority of Noteholders”, “Resolution” or “Unanimous Resolution” in clause 30;
11.3.3	any extension of the term of the Notes or their Maturity Date;
11.3.4	a reduction in the amount of any payment of principal, interest, fees or any other payment obligation;
11.3.5	a change in currency of payment of any amount under this Deed;
11.3.6	a change of entity that is the Company;
11.3.7	when and on what terms a Noteholder’s Notes will Convert or be redeemed, cancelled or otherwise repaid or prepaid; or
11.3.8	this clause 11, clause 26, clause 27.1.1 or clause 29.17.

Resolutions binding

11.4	Each Noteholder is bound by the terms of each Resolution or Unanimous Resolution which is passed by the Noteholders.

Payments

11.5	The Company will ensure that all payments or repayments of amounts due and payable under or in connection with this Deed are made in the following order of payment:
11.5.1

First: rateably among the Noteholders in proportion to the outstanding principal amount of each Noteholder's Notes relative to the total outstanding principal amount of all outstanding Notes (Noteholder's Proportional Share) in respect of any Redemption Amount then due and payable; and

11.5.2	Secondly: rateably among the Noteholders in proportion to each of their Noteholder's Proportional Share in respect of any payment or repayment (excluding in respect of any Redemption Amount).
11.6	Clause 11.5 applies despite any rule of law or equity to the contrary or the respective dates on which anything is done.

Proportionate Sharing

11.7

If the Noteholders determine by Resolution that the Company is unable to satisfy all outstanding obligations to all of the Noteholders and Optionholders in full on the due date or within any agreed grace period, then on and from that day (Determinate Date):

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11.7.1

each Noteholder and Optionholder will notify each other Noteholder and Optionholder of all amounts received by it under or in connection with this Deed and applied in satisfaction of any payment due from the Company whether before or after the Determinate Date;

11.7.2

if any Noteholder or Optionholder (Sharing Party) has received or recovered any money in satisfaction of any obligation of the Company under or in connection with this Deed in any way (including by set-off) other than in accordance with the order required by clause 11.5 (Incorrect Recovery), and the Company is or otherwise becomes unable to satisfy all outstanding obligations to each other Noteholder and Optionholder in full:

11.7.2.1

the Sharing Party agrees to make such payments as are necessary to each other Noteholder or Optionholder so that the order of payment in clause 11.5 is preserved as between the parties in respect of all outstanding obligations (each a Sharing Payment);

11.7.2.2

the liability of the Company to each Sharing Party will be increased by the total amount of all Sharing Payments made by that Sharing Party as though those payments had been made directly to the parties receiving the Sharing Payments;

11.7.2.3	the liability of the Company to each person receiving a Sharing Payment will be reduced by the amount of those Sharing Payments; and
11.7.2.4

without limiting clause 11.7.2.2, the Company will indemnify each Sharing Party to the extent that (despite clause 11.7.2.2) its liability to that Sharing Party was discharged by the initial recovery or payment to it by the Company or otherwise for any loss, cost or expense as a result of making a Sharing Payment;

11.7.3	where:
11.7.3.1

any Incorrect Recovery and Sharing Payment leaves any party with a claim against the Company that is less than all outstanding obligations owing to it under or in connection with this Deed (Shortfall), the Noteholders and Optionholders agree that each person receiving a Sharing Payment will assign to the Sharing Party any corresponding debt owed by the Company to that person under this Deed in an amount equal to the lesser of the amount received by that person as a Sharing Payment and the Shortfall;

11.7.3.2

the Sharing Party will be entitled to all rights (including interest and voting rights) under this Deed in respect of the debt so assigned and that assignment will take effect automatically on payment of the Sharing Payment; and

11.7.4

if a Sharing Party is required to disgorge or unwind all or part of the relevant Incorrect Recovery then the other Noteholders and Optionholders will make such payments to it as are necessary to ensure that all of the Optionholders and Noteholders share rateably in the amount of the recoveries or payments retained in accordance with clause 11.5. Clauses 11.7.2 and 11.7.3 apply only to the retained amount.

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11.8

A Noteholder or Optionholder who does not accept an invitation to join an action against the Company or does not share in the costs of the action (in each case having been given a reasonable opportunity to do so) is not entitled to share in any amount so recovered.

12.	Representations and warranties

Noteholder warranties

12.1	Each Noteholder represents and warrants the following to each other party:
12.1.1	it is duly registered, formed, organized or incorporated and validly existing under the laws of the jurisdiction of its registration, formation, organization or incorporation;
12.1.2	it has the requisite power to enter into and perform its obligations under this Deed and to carry out the transactions contemplated by it;
12.1.3	it has taken all necessary requisite action to authorise the entry into, and performance of, this Deed and to carry out the transactions contemplated by it;
12.1.4	this Deed constitutes its valid and binding obligations, subject to the application of equitable principles or laws relating to insolvency and any necessary stamping and registration;
12.1.5	no Insolvency Event has occurred in relation to it;
12.1.6	neither the execution and performance by it of this Deed nor any transaction contemplated under it will violate in any respect any material provision of:
12.1.6.1	a material applicable law;
12.1.6.2	its constituent documents; or
12.1.6.3	any other material document, agreement or other arrangement binding upon it or its assets; and
12.1.7	it is:
12.1.7.1

in the case of an Australian resident Noteholder, a 'sophisticated investor' for the purposes of section 708(8) of the Corporations Act or a 'professional investor' as defined in section 9 of the Corporations Act or otherwise falls within the ambit of section 708(11) of the Corporations Act; or

12.1.7.2	an individual or entity to whom the Notes and Options can be issued under the laws of the relevant jurisdiction in which they reside without the need for registration, lodgement or other formality;

Accredited Investor and Regulation S warranties

12.1.8	if such Noteholder is not a United States person (as defined by Rule 902(k) of Regulation S under the Securities Act (Regulation S)), it is a non U.S. person and:

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12.1.8.1

such Noteholder acknowledges and understands the following information concerning the restrictions on transfer of the Notes and the Options and CDIs required by Regulation S of the Securities Act (Regulation S): (i) since the securities are being offered for sale to such Noteholder without registration or qualifications under federal securities laws of the United States, such Noteholder understands that any and all securities issued pursuant to this Deed, including any CDIs will be subject to certain transfer restrictions and the certificate legend described in this Deed required by Regulation S; (ii) Regulation S is a series of rules and guidelines creating a "safe harbour" exclusion from the registration requirements of the Securities Act for the sale of stock and other securities to a non-“U.S. person,” in “offshore transactions” (each as defined in Regulation S). The Regulation S "safe harbour" exclusion requires the Company to ensure that securities sold by the Company in reliance on this "safe harbour" exclusion are not sold to U.S. persons, or for the account or benefit of any U.S. person. All securities sold by the Company under the Regulation S "safe harbour" exclusion are subject to the restriction that such securities may not be resold or offered for resale to any U.S. person for a “restricted period” of six months, except pursuant to an available exemption from the registration requirements of the Securities Act; and (iii) the foregoing is only a brief summary of selected aspects of Regulation S, and is not intended as a complete explanation or summary of Regulation S, or as legal advice. Prospective foreign investors are encouraged to consult with their own legal counsel prior to purchasing securities issued under Regulation S;

12.1.8.2

such Noteholder represents that the Noteholder is not acquiring the Notes or Options for the account or benefit of any U.S. person. The Noteholder understands and agrees that the undersigned may resell the securities to a U.S. person only in accordance with the provisions of Regulation S or pursuant to an exemption from the registration requirements of the Securities Act. Such Noteholder acknowledges that no offer of securities was made to the Noteholder while the undersigned was physically present in the United States, and that at the time of the Noteholder's execution and transmittal of this Deed the Noteholder was not physically present in the United States;

12.1.8.3

such Noteholder represents that neither it, nor any of its officers, employees, agents, directors, stockholders or partners has engaged the services of a broker, investment banker or finder to contact any potential investor nor has Noteholder or any of Noteholder’s officers, employees, agents, directors, stockholders or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor.  Neither Noteholder, nor any of its officers, directors, employees, agents, stockholders or partners has (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Notes or Options; and

12.1.8.4	it acknowledges that any securities issued in respect of or in exchange for the Notes and Options that are issued to non-U.S.

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persons pursuant to Regulation S (as defined above) shall have a legend attached as follows:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISTRIBUTED DIRECTLY OR INDIRECTLY, IN THE UNITED STATES, ITS TERRITORIES, POSSESSIONS, OR AREAS SUBJECT TO ITS JURISDICTION, OR TO OR FOR THE ACCOUNT OR BENEFIT OF A “U.S. PERSON” AS THAT TERM IS DEFINED IN RULE 902 OR REGULATION S OF THE ACT, AT ANY TIME, EXCEPT (I) IN CONJUNCTION WITH AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER SUCH ACT, OR (II) PURSUANT TO AN OPINION OF COUNSEL1 THAT SUCH SALE, TRANSFER OR DISTRIBUTION IS IN COMPLIANCE WITH AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT. ANY SALES, TRANSFERS OR DISTRIBUTIONS OF THE SECURITIES MUST BE MADE IN ACCORDANCE WITH THE PROVISIONS OF THE ACT.

12.1.9	if such Noteholder is a United States person (as defined by Rule 902(k) of Regulation S), it is a U.S. person and:
12.1.9.1	such Noteholder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (Regulation D);
12.1.9.2

such Noteholder represents that the Noteholder is acquiring the Notes and Options for Noteholder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that Noteholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  By executing this Deed, Noteholder further represents that Noteholder does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Notes or Options.  Noteholder has not been formed for the specific purpose of acquiring the Notes or Options;

12.1.9.3

such Noteholder has had an opportunity (either on its own or through its advisors) to discuss the Company’s business, management, financial affairs and the terms and conditions of the offering of the Stock with the Company’s management.  Noteholder understands that such discussions and any other written information delivered by the Company to such Noteholder, were intended to describe the aspects of the Company’s business which the Company believes to be material;

12.1.9.4	such Noteholder represents that neither it, nor any of its officers, employees, agents, directors, stockholders or partners has engaged

[1]	NTD: To discuss proposed investors transfers.

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the services of a broker, investment banker or finder to contact any potential investor nor has Noteholder or any of Noteholder’s officers, employees, agents, directors, stockholders or partners, agreed to pay any commission, fee or other remuneration to any third party to solicit or contact any potential investor.  Neither Noteholder, nor any of its officers, directors, employees, agents, stockholders or partners has (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Notes or Options;

12.1.9.5

such Noteholder is not subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) (each a Disqualification Event), except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the applicable Subscription Date in writing in reasonable detail to the Company. and

12.1.9.6

it acknowledges that any securities issued in respect of or in exchange for the Notes and Options that are issued to U.S. persons pursuant to a specific exemption from the registration provisions of the Securities Act shall have a legend attached as follows:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

Company warranties

12.2	The Company makes the following representations and warranties to each Noteholder in respect of it and each member of the Group:
12.2.1	it is a corporation which is validly existing under the laws of the place of its incorporation;
12.2.2

it has the corporate power to enter into and perform its obligations under this Deed and to carry out the transactions contemplated by it (including, without limitation, the issuance of CDIs or Shares upon Conversion of the Notes or exercise of the Options or the issuance of Shares upon conversion of CDIs to Shares, in each case in accordance with the terms of this Deed) and to carry on its business as now conducted or contemplated;

12.2.3

it has taken all necessary corporate action to authorise the entry into and performance of the Transaction Documents to which it is a party and to carry out the transactions contemplated by it and, when issued in accordance with this Deed, the Notes or Options, and as applicable, the CDIs or Shares issuable upon Conversion of the Notes or exercise of the Options and the Shares issuable upon

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conversion of CDIs to Shares in accordance with clause 24, will, in each case, be duly and validly issued, fully paid and non-assessable and will be free and clear of all liens, claims or encumbrances, other than transfer restrictions under U.S. federal and state securities laws;

12.2.4

the Transaction Documents to which it is party constitute valid and binding obligations on it enforceable in accordance with their terms, subject to the application of equitable principles or laws relating to insolvency;

12.2.5

the execution and performance by the Company of the Transaction Documents to which it is a party and each transaction contemplated by them does not and will not, to the knowledge of the Company, violate in any respect a material provision of:

12.2.5.1	a material applicable law or treaty;
12.2.5.2	a judgement, ruling order or decree of a Government Agency binding on it;
12.2.5.3	its by-laws or other constituent documents; or
12.2.5.4	any other material document, agreement or other arrangement which is binding on it or its assets,

and, except as provided by this Deed, did not and will not:

12.2.5.5	allow a person to accelerate or cancel an obligation with respect to a Finance Debt; or
12.2.5.6

constitute an event of default, cancellation event, prepayment event or similar event (whatever called) under an agreement relating to a Finance Debt whether immediately or after notice or lapse of time or both;

12.2.6

all written (including in electronic form) financial and other information and statements provided to Noteholders (or any one of them) in connection with the Transaction Documents in the six months prior to the entry into this Deed or thereafter by the Noteholders was true, current, correct and complete in all material respects as at the date on which it was supplied and gives a true and fair view of the matters which it deals with and there were at that date no other facts or circumstances, the omission to provide knowledge of which would make such information or statement misleading in any material respect;

12.2.7

no litigation, arbitration, Tax claim, dispute or administrative or other proceeding involving any member of the Group is actual or pending or, to the best of its knowledge, threatened, which is likely to have a Material Adverse Effect;

12.2.8	there is no existing Event of Default or Potential Event of Default;
12.2.9	each Authorisation which is required in relation to:
12.2.9.1	the execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the transactions contemplated by them (other than the Securityholder Approval);

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12.2.9.2	the validity and enforceability of the Transaction Documents; and
12.2.9.3	the Group’s business as now conducted or contemplated and which is material,

has been obtained or effected;

12.2.10	each member of the Group has complied with all laws binding on it where failure to do so would have a Material Adverse Effect;
12.2.11	no Insolvency Event has occurred in relation to the any member of the Group;
12.2.12	there are no Security Interests subsisting over any of the assets of the Group (excluding any Permitted Security);
12.2.13

its obligations under the Transaction Documents rank at least pari passu with all of its unsecured and unsubordinated senior obligations, except for obligations mandatorily preferred by law applying to companies generally;

12.2.14

it and each member of the Group is the legal and beneficial owner of, and has good and marketable title to, all the assets of which an ownership interest on its part is reflected in its most recent audited accounts released to the Relevant Stock Exchange;

12.2.15

the Company is in compliance with the Delaware General Corporation Law, the ASX Listing Rules (including but not limited to continuous disclosure obligations) or equivalent in relation to each Relevant Stock Exchange, and the rules and regulations of the SEC in all material respects to the extent applicable to the Company and the Company is not withholding any information from public disclosure in reliance on ASX Listing Rule 3.1A (or equivalent) that has not been disclosed in writing to the Noteholders prior to the date of this Deed;

12.2.16	the Prospectus complies (and will when lodged comply) with all requirements of the Corporations Act;
12.2.17

none of the Company nor any director, officer, agent, employee, affiliate or any other person acting for or on behalf of the foregoing (individually and collectively, a Company Affiliate), is aware of or has taken any action, directly or indirectly, that would result in a violation of or has violated the U.S. Foreign Corrupt Practices Act, as amended, the United Kingdom Bribery Act, as amended, or any other applicable anti-bribery or anti-corruption laws, including, without limitation, using any corporate funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from corporate funds, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other person acting in an official capacity for any Government Entity, as defined below, to any political party or official thereof or to any candidate for political office (individually and collectively, a Government Official) or to any person under circumstances where such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:

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12.2.17.1	influencing any act or decision of such Government Official in his official capacity;
12.2.17.2	inducing such Government Official to do or omit to do any act in relation to his lawful duty;
12.2.17.3	securing any improper advantage; or
12.2.17.4	inducing such Government Official to influence or affect any act or decision of any Government Entity,

in order to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to the Company or any of its Subsidiaries or in connection with receiving any approval of the transactions contemplated herein. None of the Company Affiliate has accepted anything of value for any of the purposes listed in clauses 12.2.17.1 through 12.2.17.4 of this clause;

12.2.18

the operations of the Company are and have been conducted at all times in compliance with applicable anti-money laundering statutes of all jurisdictions, including, without limitation, all Australia and U.S. anti-money laundering laws, the rule and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental or regulatory agency (collectively, the Money Laundering Laws); and no action, suit or proceeding by or before any court or governmental or regulatory agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, threatened;

12.2.19

none of the Company, any member of the Group, nor any director, officer, agent, employee, affiliate or any other person acting for or on behalf of the foregoing (Person) that is controlled by a Person that is: (i) currently the subject of any sanctions administered or enforced by the United States Department of Treasury’s Office of Foreign Assets Control (OFAC) or by the U.S. Department of State or under the Comprehensive Iran Sanctions, Accountability, and Divestment Act of 2010, the Iran Sanctions Act of 1996, as amended, the Iran Threat Reduction and Syria Human Rights Act, the United Nations Security Council, the European Union (including under Council Regulation (EC) No. 194/2008 ) or Her Majesty’s Treasury, or any applicable executive order (collectively, Sanctions) or (ii) located, organized or resident in a country or territory that is the subject of Sanctions; and the Company and its subsidiaries have conducted their businesses in compliance with Sanctions and have instituted and maintain policies and procedures designed to ensure continued compliance therewith by the Company and its subsidiaries and their respective employees, agents and representatives; and the Company represents and covenants that the Company will not, directly and indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (x) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions, or (y) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in this offering, whether an underwriter, advisor, investor or otherwise), and the Company further covenants not to engage, directly or indirectly, in any other activities that would

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result in a violation of Sanctions by any Person (including any Person participating in the Transaction);
12.2.20

no member of the Group is engaged in insurance, banking and financial services, telecommunications, public utility businesses or any other regulated businesses other than the medial devices industry and the pharmaceutical industry;

12.2.21

the board of directors of the Company has taken all action so that no Noteholder will be prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the Delaware General Corporation Law) as a result of the execution of the Transaction Documents to which it is a party or the consummation of the transactions contemplated hereby;

12.2.22	it and each member of the Group:
12.2.22.1

to the best of its actual knowledge having made due and careful inquiry, is the sole legal and beneficial owner of or has licensed to it on arm’s length and customary commercial terms all of the Intellectual Property and Key Assets which is material in the context of its business and operations as currently conducted or which is required by it in order to carry on its business or operation as it is being conducted and as contemplated or in relation to the commercialisation of Fantom;

12.2.22.2	to the best of its actual knowledge having made due and careful inquiry, does not, in carrying on its business or operations, infringe any Intellectual Property of any third party in any respect; and
12.2.22.3	has taken all formal or procedural actions (including payment of fees) required to maintain any material Intellectual Property and Key Assets owned by it;
12.2.23	the choice of governing laws of the Transaction Documents will be recognised and enforced in the State of Delaware;
12.2.24

assuming the accuracy of the representations and warranties of the Noteholders contained in Section 12.1 hereof, the offer, sale and issuance of the Notes and Options, and the Common Stock issuable upon the conversion or exercise thereof, are and will be exempt from the registration requirements of the Securities Act, and the registration, permit or qualification requirements of any applicable state securities laws;

12.2.25

it is offering and selling the Notes and Options in compliance with US securities laws (i) to non-US persons in offshore transactions pursuant to Regulation S or (ii) to accredited investors as defined in Rule 501(a) of Regulation D in private placements pursuant to Regulation D;

12.2.26

neither the Company, nor with respect to the Company as an “issuer” for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1), is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed reasonably in advance of the applicable Subscription Date in writing in reasonable detail to the Company;

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12.2.27

neither the Company nor any agent on its behalf has engaged or will engage in any direct selling efforts or general solicitation or advertising or has solicited or will solicit any offers to sell or has offered to sell or will offer to sell any part of the Notes or Options to any person or persons so as to bring the sale of such Notes or Options by the Company within the registration provisions of the Securities Act or any state securities law of any state within the United States; and

12.2.28

any non-appealable judgment obtained in relation to the Transaction Documents in the State of Delaware will be recognised and enforced in the State of Delaware in accordance with the laws of that state in respect of enforcement of judgments, except as limited by laws of general application relating to bankruptcy, insolvency and relief of debtors.

Reliance on representations and warranties

12.3	Each party acknowledges that each other party has entered this Deed in reliance on the representations and warranties made to them in this clause 12.

Repetition

12.4

Each representation and warranty in this clause 12 will be made on the date of this Deed, each Subscription Date and each Repeating Representation will be made on each Calculation Date, in each case on the basis of the facts and circumstances then subsisting save as disclosed in writing to and agreed to by the other relevant parties.

13.	Undertakings

Undertaking to pay and observe obligations

13.1	The Company acknowledges its indebtedness to each Noteholder for the Principal Outstanding under the Notes issued to that Noteholder under this Deed.
13.2	The Company unconditionally and irrevocably undertakes to each Noteholder:
13.2.1	to pay, in respect of that Note, all payments of principal, interest and other amounts in respect of the Note in accordance with this Deed; and
13.2.2

to observe its obligations under, and to comply with, and procure the compliance as necessary of any third parties, to the terms and conditions outlined in the Transaction Documents with respect to the Notes and Options and of Key Management with respect to their obligations under the Lock-Up Agreement.

Company capital

13.3

For so long as any Notes remain outstanding or Options remain unexercised, the Company must not, except to the extent that the Majority of Noteholders (or, where no Notes remain outstanding, all of the Optionholders) otherwise agree:

13.3.1

issue or grant, and must procure that no other person, company or entity at the direction or request of or pursuant to any arrangements with the Company issues or grants or agrees to issue or grant, any Securities, other than:

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13.3.1.1

in the circumstances described in clause 7.12.1 to 7.12.7, provided that the maximum aggregate number of Shares (including Shares issued on conversion or exercise of any Convertible Securities issued pursuant to clause 7.12.3) to which the exceptions in clauses 7.12.3, 7.12.5 and 7.12.6 apply is 8,700,000 Shares;

13.3.1.2	a pro-rata issue or bonus issue (as defined in the ASX Listing Rules) to its Securityholders;
13.3.1.3	as contemplated in the context of an initial public offering of the Company's Shares and associated listing on NASDAQ or following such an offering; or
13.3.1.4

to the extent that, acting in good faith and in accordance with their fiduciary duties to the Company under applicable law, the directors of the Company form the view that failure to make such an offering would be a breach of such fiduciary duties.

13.3.2	The foregoing restrictions set forth in clause 13.3 shall terminate and be of no further effect following the date falling six months after completion of an IPO.

Right of First Offer

13.4

For so long as any Notes remain outstanding, the Company shall notify each Noteholder in writing (a Debt ROFO Notice) if it or any member of the Group proposes to or is considering a proposal to issue, incur or raise any Finance Debt (other than Finance Debt of the kind referred to in paragraphs (a) or (d) of that definition arising in the ordinary course of trading) (New Debt Raising) and shall include in such notice any outline terms of the New Debt Raising.

13.5

Each Noteholder who expresses an interest in participating in the New Debt Raising within 5 Business Days of receipt of the Debt ROFO Notice (the ROFO Noteholders) has a separate and independent right, but not the obligation, to enter into negotiations with the Company to agree terms for the New Debt Raising.

13.6

If there are no ROFO Noteholders, or the Company is unable to reach agreement with any ROFO Noteholders in relation to the terms of the New Debt Raising, the Company may, subject to this Deed, enter into discussions and negotiations with persons who are not Noteholders in relation to the New Debt Raising.

13.7

If the Company agrees terms for the proposed New Debt Raising with any person (including a Noteholder), it must provide each other Noteholder with written notice of the proposed New Debt Raising and the terms of such New Debt Raising (Debt ROFR Notice).

13.8	The Company shall also promptly provide any additional information regarding the New Debt Raising as may be requested by any Noteholder.
13.9

Each Noteholder shall have the right, but not the obligation, to participate in up to fifty percent (50%) of any such New Debt Raising on the terms and at the price specified in the Debt ROFR Notice, or on such other terms as are agreed by the parties, by giving notice in writing to the Company before the later of 5 Business Days after the Debt ROFR Notice and 15 Business Days after the Debt ROFO Notice.

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13.10

If multiple Noteholders elect to participate in any New Debt Raising, those Noteholders will, to the extent required, participate in the New Debt Raising pro rata in accordance with their respective Noteholder’s Proportional Share on the date of the Debt ROFR Notice.

13.11

If each of the Noteholders elects not to participate in the New Debt Raising that is the subject of a Debt ROFR Notice, then the Company may execute such New Debt Raising with any other party (if otherwise permitted by the terms of this Deed), provided that the proposed terms of such New Debt Raising are no more favorable than those offered to the Noteholders in the Debt ROFR Notice.

13.12	No person may at any time be allowed to participate in any New Debt Raising on terms more favourable than those offered to the Noteholders.

Alternative Stock Exchanges

13.13

The Company agrees to use reasonable efforts to effect an SEC-registered initial public offering of its shares and an associated listing on NASDAQ or any other securities exchange approved by a Majority of Noteholders as soon as practicable after December 31, 2017. In the event of such initial public offering, each Noteholder shall have the right to require the Company to register the Shares held the by Noteholder (or Shares which would be held upon Conversion of its Notes or exercise of its Options) for sale in such initial public offering in accordance with the terms of the Registration Rights Agreement.

13.14

If the Company lists on any Alternative Stock Exchange, and as a result of such listing any provision of the Transaction Documents becomes ineffective or unenforceable, or a right of a Noteholder is materially and adversely affected, then the Company agrees to use best efforts to agree and implement such alternative or additional rights as are necessary in the reasonable opinion of the Noteholders to give them equivalent rights as they enjoyed prior to such listing, or if such equivalent rights cannot be granted to the Noteholders within 30 days after such listing, to indemnify the Noteholders against any loss (including material diminution of the value of the rights enjoyed by Noteholders) the Noteholders suffer as a result of such listing.

14.	Covenants by the Company
14.1	At all times prior to the earlier of Maturity Date and the date on which all of the Notes have been redeemed or Converted in accordance with this Deed, the Company must:
14.1.1	not declare, or make a determination to pay, a Dividend to its Securityholders;
14.1.2	not, and must procure that no member of the Group will, incur or permit to subsist any Finance Debt other than Permitted Debt;
14.1.3	not, and must procure that no member of the Group will grant or permit to exist any Security Interests over:
14.1.3.1	any Intellectual Property held by any member of the Group (including, without limitation, Key Assets) without the consent of all Noteholders; or
14.1.3.2	any other asset of the Group other than Permitted Security;
14.1.4	not, and must procure that no member of the Group will dispose of, sell, lend, license or part with possession of or create an interest in:

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14.1.4.1	any Intellectual Property held by any member of the Group (including, without limitation, Key Assets) without the consent of all Noteholders; or
14.1.4.2	any other asset of the Group other than a Permitted Disposal;
14.1.5	not return to Securityholders by Dividend, return of capital or other form of distribution, the proceeds received by any member of the Group from any Permitted Disposal of an asset of the Group;
14.1.6	not, and must procure that no member of the Group will, acquire or agree to acquire any asset or enter into any joint venture entity or structure other than a Permitted Acquisition;
14.1.7

not, and must procure that no member of the Group will, enter into any amalgamation, demerger, merger or corporate reconstruction or, in one or more related transactions, sell, transfer, or otherwise dispose of all or substantially all of its assets other than a Permitted Transaction;

14.1.8

supply to each Noteholder, copies of all documents dispatched by the Company to its Securityholders generally (or any class of them) or dispatched to its creditors generally (or any class of them) at the same time as they are dispatched;

14.1.9

no more than once every month during the Conversion Period, procure that appropriate senior Company officers provide a written presentation or report to the Noteholders (other than any Noteholder who has given notice to the Company (that it has not revoked) that it elects to opt out of its rights under this clause) about any matter which a Noteholder may reasonably request which relates to the Group's ability to meet its obligations under the Transaction Documents, including details of any new Intellectual Property or Key Asset and details of any variation, amendment or replacement of any Intellectual Property or Key Assets;

14.1.10

procure that all of its obligations under the Transaction Documents will at all times rank at least pari passu with all of its other present and future unsecured and unsubordinated senior obligations, except for obligations mandatorily preferred by law applying to companies generally or any obligations under any Permitted Debt;

14.1.11	not substantially change the general nature or scope of the business of any member of the Group from that carried out on the date of this Deed, except as required by law;
14.1.12	ensure that each Authorisation required for:
14.1.12.1	the execution and delivery (if applicable) and the performance by it of the Transaction Documents to which it is a party and the transactions contemplated by them;
14.1.12.2	the validity and enforceability of the documents described in clause 14.1.12.1; and
14.1.12.3	the development, conduct and operation of the Group's business and which is material to the Group,

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is obtained and maintained in full force and effect and that any breach is promptly rectified;

14.1.13

fully comply, and procure that each member of the Group will fully comply, with all applicable laws which are binding on it or such member of the Group (as the case may be) in all respects, unless failure to do so would not, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect;

14.1.14	ensure that it and each member of the Group:
14.1.14.1	use best efforts to preserve and maintain the subsistence and validity of the Intellectual Property and Key Assets necessary for the business of the Group;
14.1.14.2	use reasonable efforts to prevent any infringement in any material respect of the Intellectual Property;
14.1.14.3

makes registrations and pay all registration fees and taxes necessary to maintain their Intellectual Property in full force and effect and record their interest in that Intellectual Property in such countries and territories where the Company’s Intellectual Property is currently registered or in which an application for registration has been filed;

14.1.14.4

uses best efforts to not use or permit the Intellectual Property to be used in a way or take any step or omit to take any step in respect of that Intellectual Property which may materially and adversely affect the existence or value of the Intellectual Property or imperil the right of any member of the Group to use such property; and

14.1.14.5	uses best efforts to not discontinue the use of the Key Asset or any other Intellectual Property held by any member of the Group as of the date of this Agreement or subsequently acquired;
14.1.15	not, and must procure that no member of the Group will, enter into any transaction with any person except on arm's length terms and for full market value;
14.1.16

take out and maintain, and must procure that each member of the Group will take out and maintain, insurance with reputable and substantial insurance companies against the risks and liabilities to which the Group is exposed to the extent appropriate having regard to those risks and liabilities and the insurances that comparable businesses would maintain (including without limitation, clinical trial insurances and product liability insurances) and not do, omit or permit anything which may cancel, reduce or prejudice any of the insurances or any claim or recovery under them;

14.1.17

take all action necessary to at all times have authorized, and reserved for the purpose of issuance, no less than (i) the maximum number of Shares issuable upon conversion of all the Notes and (ii) the maximum number of Shares issuable upon exercise of the Options; and

14.1.18	file all reports required to be filed by the Company after the date hereof pursuant to the Securities Exchange Act.

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15.	Indemnities from Company

Currency indemnity

15.1

If any sum due from the Company under this Note Deed (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

15.1.1	making or filing a claim or proof against the Company; or
15.1.2	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

the Company shall as an independent obligation, within 3 Business Days of demand, indemnify the Noteholder or Optionholder to whom that Sum is due against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

15.2	The Company waives any right it may have in any jurisdiction to pay any amount under this Note Deed in a currency or currency unit other than that in which it is expressed to be payable.
15.3

On making any conversion under clause 15.1, the Noteholder or Optionholder may itself or through its bankers purchase one currency with another, whether or not through an intermediate currency whether spot or forward, in the manner and amounts and at such times as it sees fit.

Indemnities

15.4	The Company will, within 10 Business Days, pay on demand, and indemnify on demand each Noteholder and Optionholder against, any cost, loss or liability incurred by them as a result of:
15.4.1	the occurrence of any Event of Default including the exercise of any rights, discretions or powers that arise upon an Event of Default;
15.4.2

any false or misleading statement or material omission in any information provided to a Noteholder or Optionholder in the six months prior to the entry into this Deed by the Noteholders and Optionholders including in relation to any conduct of a Noteholder or Optionholder in reliance on such information provided;

15.4.3	any Note or Option not being issued to a Noteholder for any reason if the Subscription Amount has been paid by a Noteholder in relation to that Note;
15.4.4	a failure by the Company to pay any amount due under this Deed on its due date in the manner required by this Deed;
15.4.5

funding, or making arrangements to fund, the Subscription Amount in relation to the Notes but not made by reason of the material breach of any one or more of the provisions of the Transaction Documents by the Company;

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15.4.6	investigating any event which it reasonably believes is an Event of Default;
15.4.7	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;
15.4.8	any enquiry, investigation, subpoena (or similar order) or litigation with respect to the Group or its business or with respect to the transactions contemplated by the Transaction Documents;
15.4.9	any amendment or waiver to the Transaction Documents requested by the Company; and
15.4.10	the exercise, enforcement or the preservation of, or any attempt to exercise, enforce or preserve, any rights or remedies provided for in the Transaction Documents.

Continuing indemnities

15.5	Each indemnity in this Deed is a separate, independent and continuing obligation despite:
15.5.1	any settlement of account;
15.5.2	the termination of this Deed, the effect of clause 9 or the occurrence of any other thing,

and remains in full force and effect until:

15.5.3	all money owing, contingently or otherwise, under this Deed has been paid in full; and
15.5.4	all obligations under this Deed have been finally discharged.
16.	Confidentiality

Confidentiality obligations

16.1

A party may not disclose, and must ensure that none of its auditors, officers, employees, advisers or agents disclose, the provisions of the Transaction Documents or Confidential Information about the other party or in any way relating to the matters contemplated by this Deed, except:

16.1.1	with the written consent of the other party;
16.1.2

to an officer, employee, professional adviser, consultant or other representative or financier of that party who needs to know such information in the conduct of his or her duties provided that the party must use its best efforts to ensure all permitted disclosures under this clause 16 are kept confidential;

16.1.3

as required by an applicable law, any order or rule of any Government Agency, the ASX, the rules of a recognised stock exchange, any regulatory guidance or policy, the terms of any trust deed, contract or other document in effect as at the date of this Deed, provided that, where practical, the disclosing party will first consult with the other party about the form and content of the disclosure;

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16.1.4	to the shareholders of that party;
16.1.5

if the information is, for the purpose of complying with (and only to the extent required to comply with) the provisions of the Delaware General Corporation Law or the ASX Listing Rules or any other applicable law, contained in any document issued by the Company in a form acceptable to the Noteholders (acting reasonably);

16.1.6	in connection with legal or other proceedings relating to this Deed; or
16.1.7	where the information has entered the public domain, other than by way of a breach of this Deed.

Announcement obligations

16.2	Immediately upon execution of this Deed, the Company will release the Agreed ASX Announcement to the ASX.
16.3

The Company must cause an announcement to be made (promptly and without delay) on the occurrence of any Relevant Event as required pursuant to the Company's continuous disclosure obligations under the ASX Listing Rules and the rules of any other Relevant Stock Exchange.

16.4

Other than as provided for in clauses 16.2 and 16.3 and subject to all applicable laws, none of the Company or the Noteholders shall (a) issue a press release or make any public announcement or other public disclosure with respect to any of the transactions contemplated herein without obtaining the prior written consent of each Noteholder or (b) use the name of any Noteholder or any of its affiliates without obtaining in each instance the prior written consent of such Noteholder or its affiliate, as the case may be except for announcements required to be made in accordance with the ASX Listing Rules upon (x) the Company obtaining the Securityholder Approval; and (y) the completion of the Subsequent Subscription, provided that, in such case, the Company must consult with the relevant Noteholder at least 1 Business Day prior to such announcement as to the content of that announcement and must take into account any reasonable comments of the Noteholder to the extent such comments can be incorporated without the Company being in breach of any applicable laws or regulations or any other provision of this Deed.

16.5

The Company must, before lodging with ASX any notifications regarding any substantial holding in the Company obtained by any current or former Noteholder or Optionholder, consult with the relevant current or former Noteholder or Optionholder (as applicable) for at least 1 Business Day as to the content of that notification and must take into account any reasonable comments of the current or former Noteholder or Optionholder to the extent such comments can be incorporated without the Company being in breach of the Deed of Undertaking given in favour of ASX at or about the time of listing on ASX in respect of notifications of substantial holding information.

17.	Expenses
17.1

The Company will reimburse the Noteholders' reasonable costs and expenses which are incurred in connection with the Transaction Documents (including legal costs) within 15 Business Days of receipt of a valid invoice with supporting documentation.

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18.	Interest

Interest on Notes

18.1	Interest will accrue in respect of each Notes:
18.1.1	at a rate equal to 8.0% per annum, compounded annually;
18.1.2

from day to day and is calculated on the basis a year of 365 days and the actual number of days elapsed from and including the Subscription Date to, and including, the Maturity Date, or its earlier voluntary or involuntary redemption.

18.2

Subject to clause 18.3, all accrued interest in relation to a Note will be paid by the Company on the date of redemption of any Notes (including the Maturity Date, the Optional Redemption Date or one Business Day after an Acceleration Event, as the case may be).

18.3

If a Note is Converted in accordance with this Deed, no interest in relation to that Note will be payable to any Noteholder, whether upon issue of the Shares to CDN and the issue of CDIs by CDN to the Noteholders in accordance with clause 6.11 or otherwise.

Default Interest

18.4

If the Company fails to pay any amount payable by it under or in connection with this Deed on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate of 10% per annum, compounded monthly, accruing from day to day and calculated on the basis a year of 365 days and the actual number of days elapsed. Any default interest accruing under this clause 18.4 shall be immediately payable by the Company on demand.

19.	Voting Rights
19.1	The Notes and Options do not carry any voting rights at Securityholder meetings of the Company unless and until Converted or exercised, respectively.
20.	Participation rights
20.1

A Noteholder is not (by virtue of holding the Notes) and an Optionholder is not (by virtue of holding the Options) entitled to participate in any new issue of Securities made by the Company to its Securityholders without first Converting the Notes.

21.	Reorganisations
21.1	The rights of a Noteholder will be changed to the extent necessary to comply with the ASX Listing Rules applying to a reorganisation of the Company's capital at the time of the reorganisation.
22.	Foreign holders
22.1

Where a Note is held by or on behalf of a person resident outside Australia or the United States then, notwithstanding any other terms or conditions applicable to a Note, it will be a condition precedent to the right of the Noteholder to receive payment of any amount payable under these terms and conditions or to obtain CDIs on Conversion that the requirements of all applicable laws of the United States, Australia or any of their respective states or territories and of the country of residence of the Noteholder in respect of such

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payment or Conversion are satisfied so that such payment or Conversion will not result in a breach of any such applicable law by the Company.
23.	Transfer and Assignment
23.1

A Note or Option may be freely assigned or transferred and a Noteholder may assign any of its rights or transfer any of its rights and obligations under this Deed (including, for the avoidance of doubt, the right to subscribe for Notes and Options) provided that:

23.1.1	such assignment or transfer does not breach applicable laws;
23.1.2	the Company will not be required to pay or reimburse any party with respect to any additional Taxes, charges or costs which would not have arisen had the assignment or transfer not occurred;
23.1.3

such assignment or transfer is not to a direct competitor of the Company if, as a result of such assignment or transfer, such direct competitor will hold fifty percent (50%) or more of the aggregate principal amount of the Notes then outstanding;

23.1.4	the restriction in clause 6.8 does not then apply; and
23.1.5

in respect of any assignee or transferee of any rights or obligations under this Deed (if not already a party to this Deed as a Noteholder), it has acceded to this Deed as a Noteholder by delivering to the Company an Instrument of Adherence in substantially the form attached hereto in Schedule 9.

23.2

With effect from the date of acceptance by the Company of an Instrument of Adherence delivered in accordance with clause 23.1.5 above (which acceptance the Company shall grant to any assignment or transfer that is permitted under this Clause 23), the new Noteholder shall assume the same obligations and become entitled to the same rights, as if it had been an original party to this Deed as a Noteholder.

23.3	On the date of any assignment or transfer made in accordance with this clause 23, the Company shall:
23.3.1	issue to each such transferee Noteholder and Optionholder (as applicable):
23.3.1.1	a Note Certificate for the Notes transferred or assigned to them; and
23.3.1.2	an Option Certificate for the Options transferred or assigned to them; and
23.3.2

enter details of the assignment or transfer of each Option and/or Note and each new Noteholder and/or new Optionholder (as relevant) in the Registers in accordance with its obligation to maintain the Registers in accordance with clause 4.

23.4

Notwithstanding anything else in this agreement (and in particular in Clause 12.1.8 and Clause 12.1.9), the Company acknowledges and agrees that J.P. Morgan Securities plc shall be permitted to transfer its rights and obligations under this Deed (including the right to subscribe for Notes and Options) and/or to transfer Notes or Options to J.P. Morgan GT Corporation, London Branch (with its offices at 25 Bank Street, Canary Wharf, London, E14 5JP, United Kingdom).

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23.5

Notwithstanding anything else in this agreement (and in particular in Clause 12.1.8 and Clause 12.1.9), the Company acknowledges and agrees that HEC Master Fund LP shall be permitted to transfer its rights and obligations under this Deed (including the right to subscribe for Notes and Options) and/or to transfer Notes or Options with an aggregate value of up to US$1,000,000 to a citizen of the United States of America who is an “accredited investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

24.	conversion of CDis to shares and Alternative Listings
24.1

Noteholders and Optionholders are entitled to convert any CDIs held by them at any time (whether such CDIs are obtained by such Noteholders or Optionholders as result of Conversion of any Notes or exercise of any Options, respectively, or otherwise) into the equivalent number of Shares that such CDIs represent (where one CDI is equal to one-tenth of a Share) within five Business Days of written notice to the Company under this clause.

24.2	If, at the time of Conversion of any Note or exercise of any Option or after conversion of CDIs into Shares under clause 24.1:
24.2.1	CDIs are no longer quoted on ASX; or
24.2.2	the Company’s Shares are or become quoted on any Alternative Stock Exchange,

then the Company must:

24.2.3

in the case of a Conversion of the Notes or exercise of the Options where the CDIs are no longer quoted on ASX, issue to the Noteholder or Optionholder, as applicable, the number of Shares calculated in accordance with clause 6.13;

24.2.4	enter the relevant Noteholder or Optionholder, as the case may be, into the Company's register of members as the holder of the relevant number of Shares;
24.2.5	deliver to the Noteholder or Optionholder (or procure the delivery of) a holding statement showing the Noteholder or Optionholder, as the case may be, as the holder of the relevant Shares;
24.2.6

apply for and use its reasonable efforts to obtain quotation of the Shares (or any equivalent amount of securities whose value is referable to the Shares) on any Alternative Stock Exchange (and, if there is more than one Alternative Stock Exchange, on the exchange that is nominated in writing by the holder of those Shares) as soon as practicable on such terms and conditions as are usual for quotation of securities on that Alternative Stock Exchange;

24.2.7

notwithstanding the issue of the Prospectus, to the extent that any action is required to be taken in order to facilitate the on-sale of Shares, Notes, Options or securities, to take such action (including, where required, issuing a further prospectus, cleansing notice or disclosure document in respect of the Shares, Notes, Options or securities) to ensure that such Shares, Notes, Options or securities will, on and from the Subscription Date, at all times thereafter be freely tradable, including where applicable on the Relevant Stock Exchange; and

24.2.8

in the event that the Company’s Shares become quoted on NASDAQ or any other Alternative Stock Exchange approved in writing by the Majority of Noteholders and the Company remains in compliance with this clause 24.2, then

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notwithstanding any other clause of this Deed, the failure to issue CDIs under this Deed or to continue to list or quote CDIs on ASX or a suspension of the trading of CDIs shall not be deemed to be a breach of this Deed.

25.	notices

Address for notices

25.1	All notices and other communications required by this Deed must be:
25.1.1	in writing and in English;
25.1.2	addressed to the recipient at the following address or to such other address as a party may from time to time notify to the others in writing:

Company

Address:REVA Medical, Inc.

5751 Copley Dr.

San Diego, CA 92111

Attention: Chief Executive Officer

Facsimile:+1 (858) 966-3089

Email:rgroves@revamedical.com

Noteholder and Optionholder

As set out in Schedule 1 until the Subscription Date, and thereafter as set out in the relevant Register.

25.1.3	either:
25.1.3.1	delivered by hand or sent by prepaid post (airmail if outside Australia) to the addressee's address;
25.1.3.2	sent by facsimile to the addressee's facsimile number; or
25.1.3.3	sent by email to the addressee's email address.

Time of receipt

25.2

Without limiting any other means by which a party may be able to prove that a notice or other communication has been received by another party, a notice or other communication will be deemed to be duly received:

25.2.1	if sent by hand, when delivered to the address of the recipient;
25.2.2	if sent by pre-paid post, three Business Days (if posted within Australia to an address in Australia) or nine Business Days (if posted from one country to another) after the date of posting;

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25.2.3	if sent by facsimile, on receipt by the sender of an acknowledgement or transmission report generated by the machine from which the facsimile was sent;
25.2.4	if sent by email:
25.2.4.1	when the sender receives an automated message confirming delivery; or
25.2.4.2	five hours after the time sent (as recorded on the device from which the sender sent the email) unless the sender receives an automated message that the email has not been delivered,

whichever happens first,

provided that if a notice or other communication is served by hand on a day which is not a Business Day, or after 5.00pm on any Business Day, such notice or communication will be deemed to be duly received by the recipient at 9.00am on the first Business Day thereafter.

26.	Status of Noteholders
26.1	Subject to the terms of the Transaction Documents, each Noteholder is entitled to enforce its rights under the Transaction Documents independently from each other Noteholder.
26.2

The obligations of each Noteholder under the Transaction Documents are several. Failure by a Noteholder to perform its obligations under the Transaction Documents does not affect the obligations of any other party. No Noteholder is responsible for the obligations of any other party under the Transaction Documents.

26.3

The rights of each Noteholder under or in connection with the Transaction Documents are separate and independent rights and any debt arising under the Transaction Documents to a Noteholder from the Company will be a separate and independent debt.

27.	Status as creditors and subordination
27.1	Prior to Conversion, each Note:
27.1.1	ranks equally with each other Note;
27.1.2	confers rights on each Noteholder as a senior unsecured creditor of the Company; and
27.1.3	does not confer on a Noteholder any right to attend or vote at general meetings of the Company (other than by reason of pre-existing rights to do so).
27.2	By accepting the issue of a Note each Noteholder:
27.2.1	agrees to be bound by this Deed; and
27.2.2	acknowledges that it is a senior unsecured creditor of the Company and that the Note does not confer rights as a member of the Company until Conversion.

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28.	Payments

Payment

28.1	All payments to be made in relation to a Note will be made:
28.1.1	without deduction of all withholdings and deductions required by law except as required in clause 28.2 below; and
28.1.2	in Immediately Available Funds to a bank account to be nominated by the relevant party in US Dollars.

Withholdings, deductions and gross-up

28.2	Whenever the Company is obliged to make a deduction in respect of Tax from any payment to a person (Payee) in connection with this Deed:
28.2.1	it will promptly pay the amount deducted to the appropriate Government Agency;
28.2.2

it will promptly and in any event within 30 days of the end of the month in which the deduction is made, deliver to the Payee official receipts or other evidence of payment acceptable to the relevant Payee (acting reasonably); and

28.2.3

unless the Tax is an Excluded Tax, it will pay the Payee on the due date of the payment any additional amounts necessary (as determined by the relevant Payee) to ensure that the relevant Payee receives when due a net amount (after payment of any Taxes in respect of those additional amounts) in the relevant currency equal to the full amount which it would have received had a deduction not been made, and it will indemnify the relevant Payee against such Tax and any amounts recoverable from the relevant Payee in respect of such Tax.

28.3	The Company waives any statutory right to recover from any Payee any amount paid under clause 28.2.
28.4	The obligations of the Company under clause 28.2 survive the redemption or Conversion of all Notes and the termination of this Deed.

Calculations

28.5

The resolution of a dispute over any calculations which are required to be made for the purposes of the Deed will be made by the auditors of the Company for the time being and will, in the absence of manifest error, be final, conclusive and binding on the Noteholders and Optionholders.

29.	Miscellaneous

Entire agreement

29.1

the Transaction Documents comprise the entire agreement between the parties with respect to the subject matter of the Transaction Documents and supersedes all prior understandings, agreements, representations and correspondence with respect to the same.

29.2	No party can rely on an earlier written document or anything said or done by or on behalf of another party before the Transaction Documents were executed.

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Assignment

29.3

A Noteholder or Optionholder may assign the benefit of the Transaction Documents or otherwise transfer the benefit of the Transaction Documents or a right or remedy under it to another party (Assignee), provided that:

29.3.1	the Noteholder or Optionholder, as the case may be, has validly transferred Notes or Options, as the case may be, to the Assignee in accordance with clause 23;
29.3.2

the Assignee enters into a deed of assignment and assumption in respect of all of the rights and obligations of the Noteholder or Optionholder in relation to the Notes or Options that have been so assigned; and

29.3.3	the Assignee agrees to be bound by the terms of the Registration Rights Agreement, as further specified therein.
29.4

The Company may not assign any of its rights or obligations under this Deed to any person without the consent of the Majority of Noteholders, which consent may not be unreasonably withheld in connection with a Permitted Transaction where the acquirer agrees to be bound by the obligations under the Transaction Documents, the Notes and the Options on terms satisfactory to the Noteholders and Optionholders.

Consent must be in writing

29.5	Any consent given or a right, power or remedy waived by a party in connection with this Deed is only effective if given or waived in writing.

No set off

29.6

The Company cannot claim, exercise or attempt to exercise any right of set-off or any other right which might reduce or discharge any actual or contingent indebtedness or other monies owing by it to a Noteholder except as required by a mandatory provisions of any applicable law that cannot be excluded.

29.7

A Noteholder may, but need not, set off any obligation from the Company to that Noteholder against any obligation owed by that Noteholder to the Company (whether or not matured), regardless of the place of payment or currency of either obligation. If the obligations are in different currencies, the Noteholder may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

Severability

29.8

If a clause or part of a clause of this Deed can be read in a way that makes it illegal, unenforceable or invalid, but can also be read in a way that makes it legal, enforceable and valid, it must be read in the latter way. If any clause or part of a clause is illegal, unenforceable or invalid, that clause or part is to be treated as removed from this Deed, but the rest of this Deed is not affected.

Certificates

29.9	Any certification or determination by a Noteholder or Optionholder of an amount due under this Deed is sufficient evidence of the matters to which it relates unless the contrary is proved.

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Amendments and waivers

29.10

At any time and from time to time the Company may, by resolution of its Board, modify, alter, cancel, amend or add to all or any of this Deed, provided that such modification, alteration, cancellation, amendment or addition has previously been approved by the Majority of Noteholders or by Unanimous Resolution (as applicable) in accordance with clause 11.

29.11

A waiver of a provision of this Deed or a right or remedy arising under this Deed, including this clause, must be in writing and signed by the party granting the waiver, provided that, in the case of any such waiver by the Noteholders, such waiver is passed by the Majority of Noteholders or by Unanimous Resolution (as applicable) in accordance with clause 11.

Legal advice

29.12	Each party acknowledges that it has received legal advice about this Deed or has had the opportunity of receiving legal advice about this Deed.

Cumulative rights

29.13	The rights and remedies of a party under this Deed do not exclude any other right or remedy provided by law.

Non-merger

29.14	No provision of this Deed merges on completion of any transaction (including on issue of any Note or Option or on conversion of any Note or exercise of any Option) contemplated by this Deed.

Execution of separate documents

29.15

This Deed is properly executed if each party executes either this document or an identical document. In the latter case, this Deed takes effect when the separately executed documents are exchanged between the parties.

Further acts

29.16

Each party must promptly execute all documents and do all things that another party from time to time reasonably requests to effect, perfect or complete this Deed and all transactions incidental to it.

Governing law and jurisdiction

29.17

This Deed shall be governed by and construed in accordance with the laws of the State of Delaware without resort to the State’s conflicts of laws rules. Each party irrevocably and unconditionally submits to the non-exclusive jurisdiction of the state and federal courts sitting in Delaware (the Delaware Courts) and all courts which have jurisdiction to hear appeals from those courts. Each party agrees not to assert in any proceeding in any Delaware Courts any claim that it is not personally subject to the jurisdiction of such Delaware Court, or that such proceeding has been commenced in an improper or inconvenient forum.

Service of process

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29.18

Without prejudice to any other mode of service allowed under any relevant law, the Company agrees that it shall appoint and maintain at all times an agent physically located in Delaware for service of process (which agent has provided evidence to the Noteholders of its acceptance of such appointment) in relation to any proceedings under or in connection with this Deed and agrees that failure by the process agent to notify it of the process will not invalidate the proceedings concerned.

No promotion

29.19

The Company and the Noteholders agree that they will not, without the prior written consent of the applicable Noteholder or its affiliates, as the case may be, in each instance, (a) use in advertising, publicity, or otherwise the name of any Noteholder, or any of its affiliates, or any partner or employee of a Noteholder or its affiliates, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by such Noteholder or its affiliates, or (b) represent, directly or indirectly, that any product or any service provided by the Company has been approved or endorsed by any Noteholder or its affiliates.

No fiduciary duty

29.20	The Company acknowledge and agree that nothing in this Deed shall create a fiduciary duty of any Noteholder or its affiliates to the Company or its shareholders.

Investment banking services

29.21

Notwithstanding anything to the contrary herein or any actions or omissions by representatives of any Noteholder or any of its affiliates in whatever capacity, including as a director or observer to the Board, it is understood that neither Noteholder nor any of their respective affiliates is acting as a financial advisor, agent or underwriter to the Company or any of its Affiliates or otherwise on behalf of the Company or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

Exculpation among Noteholders

29.22

Each Noteholder acknowledges that it is not relying upon any person, firm or corporation, other than the Company and its officers and directors, in making its investment or decision to invest in the Notes or the Options. Each Noteholder agrees that neither it nor its respective controlling persons, officers, directors, partners, agents, or employees of any Noteholder shall be liable to any other Noteholder for any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Notes or Options.

30.	Definitions and interpretation

Definitions

30.1	In this Deed, and all documents issued under or pursuant to this Deed, the following definitions apply unless the context otherwise requires:

2014 Note Deed means a Convertible Note Deed, dated September 25, 2014, by and among the Company and each person set out in Schedule 1 thereto.

Acceleration Event has the meaning given in clause 10.3;

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Additional Shares has the meaning set out in clause 7.12;

Affiliate means any corporation or other legal entity that directly or indirectly controls, is controlled by, or is under common control with a Noteholder to the extent of at least fifty percent (50%) of the outstanding stock or other voting rights entitled to elect directors;

Aggregate Consideration has the meaning set out in clause 7.8;

Alternative Stock Exchange means at any time, in the case of the Shares, any stock exchange or securities market on which the Shares are then listed or quoted or dealt in other than the ASX;

applicable laws means the applicable laws of any relevant jurisdiction, including but not limited to Delaware General Corporation Law, the Corporations Act, the Securities Act, the Securities Exchange Act, the ASX Listing Rules or rules of any other Relevant Stock Exchange, anti-bribery laws and any other relevant foreign laws and policies;

ASIC means the Australian Securities and Investments Commission;

Assignee has the meaning set out in clause 29.3;

ASX means ASX Limited ACN 008 624 691 or the market it operates as the context requires;

ASX Listing Rules means the official listing rules of ASX;

ASX Settlement Operating Rules means the settlement rules of the settlement facility provided by ASX Settlement Pty Ltd ABN 49 008 504 532;

Australia means the Commonwealth of Australia;

Australian Dollars or A$ means the lawful currency of Australia;

Authorisation means:

(a)

any consent, authorisation, registration, filing, lodgement, agreement, notarisation, certificate, permission, licence, approval, authority or exemption from, by or with a Government Agency or third party; or

(b)

in relation to anything which will be fully or partly prohibited or restricted by law if a Government Agency intervenes or acts in any way within a specified period after lodgement, filing, registration or notification, the expiry of that period without intervention or action;

Automatic Acceleration has the meaning given in clause 10.3;

Board means the board of directors of the Company from time to time;

Business Day means a day on which banks are open for business in Delaware, United States of America, Sydney, Australia and Hong Kong (excluding a Saturday, Sunday or public holiday);

Calculation Date means each 12 month anniversary of the Subscription Date on or before the Maturity Date, and if that day is not a Business Day, the next Business Day;

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Cash Settlement Amount means the number of CDIs which would have been issued to the Noteholder on Conversion multiplied by the average daily VWAP of the CDIs during the 20 Trading Days after receipt of the Conversion Notice (or where CDIs are no longer quoted on ASX, the number of Shares which would have been issued to the Noteholder on Conversion multiplied by the average daily VWAP of the Company’s Shares as traded on any Relevant Stock Exchange for a period of 20 consecutive Trading Days after receipt of the Conversion Notice), provided that if a Change of Control Event is announced or has been proposed or is underway at any time during such period, the Noteholders may elect that the notional price per Share or CDI (as relevant) implied in the price paid or to be paid in such Change of Control Event shall be used rather than an average daily VWAP;

CDI means a CHESS Depositary Interest in one-tenth of a Share;

CDN means CHESS Depositary Nominees Pty Limited, a wholly owned subsidiary of ASX, which acts as the depositary nominee in respect of CDIs;

CHESS Depository Interest means a security interest as defined in the ASX Settlement Operating Rules;

Certificate means (a) a Note certificate in the form set out in Schedule 5 issued to a Noteholder in accordance with clause 3 of this Deed (Note Certificate), (b) an Option certificate in the form set out in Schedule 5 issued to a Noteholder in accordance with clause 3 of this Deed (Option Certificate) or (c) either or both of them, as the context requires;

Change of Control Event means any person or group of persons acting in concert gains direct or indirect control of the Company or the adoption of a plan relating to the liquidation or dissolution. For the purposes of this definition:

(a)	"control" of the Company means:
(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:
(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of Securityholders of the Company;
(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or
(C)	give directions with respect to the operating and financial policies of the Company with which the directors or other equivalent officers of the Company are obliged to comply;
(ii)

the holding legally or beneficially of more than 50% of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital); and

(b)

"acting in concert" means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition directly or indirectly of shares in the Company by any of them, either directly or indirectly, to obtain or consolidate control of the Company.

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Commitment means in relation to each Noteholder, the aggregate value of Notes listed against its name in Schedule 1 and Schedule 2;

Competitor means a party engaged in the sale, distribution and/or development of interventional coronary products, including but not limited to Medtronic, Inc., Boston Scientific Corporation, Abbott Laboratories, Johnson & Johnson Corporation, Biosensors, Inc. and Elixir Medical Corporation, and each of their respective parents, subsidiaries, affiliates, successors and assigns.

Company Affiliate has the meaning set out in clause 12.2.17;

Conditions Precedent has the meaning given to it in clause 1.15;

Confidential Information means non-public information relating to the other parties provided by or on behalf of, or obtained from the other parties (or its officers, employees or agents) and includes:

(a)	all trade secrets, ideas, concepts, know-how, technology, operating procedures, processes, knowledge and other information of any kind which is not in the public domain;
(b)	all notes and reports incorporating or derived from information referred to in paragraph (a) above; and
(c)	all copies of the information, notes and reports referred to in paragraphs (a) and (b) above;

Conversion means the conversion of the Notes into Shares (and the subsequent issue of CDIs) pursuant to clauses 6.10 to 6.13 (inclusive) of this Deed and Convert has a corresponding meaning;

Conversion Date has the meaning set out in clause 6.11;

Conversion Notice means a notice in the form of Schedule 6;

Conversion Period means the period commencing one Business Day after the applicable Subscription Date and ending on the Maturity Date;

Conversion Price means, in respect of a Note, US$8.655 for each Share to be issued upon Conversion of that Note (equating to US$0.8655 per CDI ultimately issued), as adjusted pursuant to clause 7 of this Deed;

Convertible Securities has the meaning given in clause 7.9.1;

Corporations Act means Corporations Act 2001 (Cth);

Current Market Price means, in respect of a Share at a particular date, 10 times the arithmetic average of the VWAP of a CDI for each day during the five consecutive Trading Days ending on the Trading Day immediately preceding such date provided that:

(a)

if at any time during the said five Trading Day period the VWAP will have been based on a price ex-Dividend (or ex-any other entitlement) and during some other part of that period the VWAP will have been based on a price cum-Dividend (or cum-any other entitlement), then:

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(i)

if the CDIs to be issued or transferred and delivered do not rank for the Dividend (or entitlement) in question, the VWAP on the dates on which the CDIs will have been based on a price cum-Dividend (or cum- any other entitlement) will for the purpose of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or entitlement per CDI as at the date of first public announcement of such Dividend (or entitlement), in any such case, determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit; or

(ii)

if the CDIs to be issued or transferred and delivered do rank for the Dividend (or entitlement) in question, the VWAP on the dates on which the CDIs will have been based on a price ex-Dividend (or ex- any other entitlement) will for the purpose of this definition be deemed to be the amount thereof increased by an amount equal to the Fair Market Value of any such Dividend or entitlement per CDI as at the date of first public announcement of such Dividend (or entitlement), in any such case, determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit;

(b)

if on each of the said five Trading Days the VWAP will have been based on a price cum-Dividend (or cum- any other entitlement) in respect of a Dividend (or other entitlement) which has been declared or announced but the CDIs to be issued or transferred and delivered do not rank for that Dividend (or other entitlement) the VWAP on each of those dates will for the purposes of this definition be deemed to be the amount thereof reduced by an amount equal to the Fair Market Value of any such Dividend or other entitlement per CDI as at the date of the first public announcement of such Dividend or entitlement, in any such case, determined on a gross basis and disregarding any withholding or deduction required to be made on account of tax, and disregarding any associated tax credit;

(c)

if the VWAP of a CDI is not available on one or more of the said five Trading Days (disregarding for this purpose the proviso to the definition of VWAP), then the average of such VWAPs which are available in that five Trading Day period will be used (subject to a minimum of two such prices) and if only one, or no, such VWAP is available in the relevant period, the Current Market Price will be determined in good faith by a Financial Advisor;

(d)

if CDIs are not, during that period, listed on the ASX but Shares or some alternative security referable to the value of Shares are listed on a Relevant Stock Exchange, then it shall mean the VWAP of a Share (or equivalent number of alternative securities as equal a Share) on those Trading Days on the Relevant Stock Exchange; and

(e)	if the VWAP is in a currency other than the Relevant Currency, it shall be converted into the Relevant Currency at the Prevailing Rate.

Declaration of Acceleration has the meaning given in clause 10.2;

Deed means this convertible note deed;

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Delaware Courts has the meaning set out in clause 29.17;

Determinate Date has the meaning given in clause 11.7;

Dividend means any dividend or distribution to Securityholders whether of cash, assets or other property, and however described and whether payable out of share premium account, profits, retained earnings or any other capital or revenue reserve or account, and including a distribution or payment to Securityholders upon or in connection with a reduction in capital (and for these purposes a distribution of assets includes without limitation an issue of CDIs, or other Securities credited as fully or partly paid up by way of capitalisation of profits or reserves);

Effective Price has the meaning set out in clause 7.12;

Employee Incentive Scheme means the 2010 Equity Incentive Plan (as amended on 15 March 2014) and the 2001 Equity Incentive Plan in the form disclosed to the Noteholders prior to the date of this Deed or as otherwise amended with the consent of the Majority of Noteholders, or such other equity incentive plan(s) which may be adopted from time to time by the Company with the approval of the Board and the Company’s stockholders, if required;

Event of Default has the meaning given in clause 10.1;

Excluded Tax means a Tax imposed by a jurisdiction on the overall net income of a Noteholder;

Exercise Price has the meaning given to such term in Schedule 2;

Face Value has the meaning given to such term in clause 1.1.1;

Fair Market Value means with respect to any property on any date, the fair market value of that property as determined in good faith by a Financial Advisor provided that (i) the Fair Market Value of any cash amount will be the amount of such cash provided that amounts declared or paid or payable in other currencies are to be translated into the Relevant Currency at the rate of exchange used to determine the amount payable to Securityholders who were paid or are to be paid or are entitled to be paid such cash, or where such rate of exchange is not publicly available information, at the Prevailing Rate on that date; (ii) where Securities, options, warrants or other rights are publicly traded in a market of adequate liquidity (as determined by a Financial Advisor), the fair market value (a) of such Securities will equal the arithmetic mean of the daily VWAP of such Securities and (b) of such options, warrants or other rights will equal the arithmetic mean of the daily closing prices of such options, warrants or other rights, in the case of both (a) and (b) during the period of five Trading Days on the relevant market commencing on such date (or, if later, the first such Trading Day such Securities, options, warrants or other rights are publicly traded); (iii) where Securities, options, warrants or other rights are not publicly traded, the Fair Market Value of such Securities, options, warrants or other rights will be determined in good faith by a Financial Advisor, on the basis of a commonly accepted market valuation method and taking account of such factors as it considers appropriate, including the market price per CDI, the dividend yield of a CDI, the volatility of such market price, prevailing interest rates and the terms of such Securities, options, warrants or other rights, including as to the expiry date and exercise price (if any) thereof; and (iv) in the case of (i) and (ii) above of this definition disregarding any withholding or deduction required to be made on account of tax and any associated tax credit;

Fantom means the Company's bioresorbable drug-eluting coronary scaffold, comprising a unibody design and the Company's proprietary polymer formulation for use in patients under

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a Fantom clinical protocol (or any amendments to such protocol) or a Fantom commercial label (or any amendment to such label);

Finance Debt means, in relation to a person, the indebtedness, present or future, actual or contingent, of that person in respect of moneys borrowed or raised or any financial accommodation whatever (whether subordinated or not), including:

(a)	any amount payable by such person under a Finance Lease;
(b)	indebtedness created, issued or assumed by such person:
(i)	for or in respect of moneys borrowed or raised;
(ii)	evidenced by bonds, debentures, notes (including convertible notes) or similar instruments; or
(iii)	in connection with the taking of deposits;
(c)

any swap, hedge arrangement, option, forward sale or purchase or repurchase agreement, cap, collar, floor, forward rate agreement, arbitrage transaction, futures contract or any other treasury or analogous transaction (whether or not constituting a combination or variation of any of the foregoing);

(d)

indebtedness created, incurred, issued or assumed by such person for the deferred purchase price of property or services (other than any such indebtedness which consists of trade accounts payable arising in the ordinary course of business and on terms requiring payment in full within no more than 120 days so long as such indebtedness is discharged in accordance with such terms);

(e)	obligations of such person under or in respect of:
(i)	letters of credit, performance bonds, undertakings or guarantees, bid bonds, banker's undertakings, insurance bonds or similar instruments issued to or for the account of such person;
(ii)	discounting arrangements or trade facilities (to the extent that accommodation has been provided or extended under such arrangements or facilities); or
(iii)

drafts, bills, promissory notes, debentures or other financial instruments (negotiable or otherwise) (other than reliquefication bills drawn by the person where the person has an indemnity in respect thereof from a financier endorsing or accepting the same);

(f)	par value, premium and dividend (whether or not declared, and whether or not there are sufficient profits or other moneys for payment) of or on any redeemable or repurchaseable share or stock; or
(g)	any obligations to deliver property or services which are paid for in advance by a financier or which are delivered in advance in connection with any financing transaction.

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A person will be taken to have incurred Finance Debt if that person has given a Guarantee of any Finance Debt. The amount of the liability of the person under any Guarantee will equal the amount of the Finance Debt supported or secured by that Guarantee.

Rollovers under a facility (including changes in the kind of Finance Debt where the facility so permits or provides) will be taken not to be the incurring by a person of Finance Debt except to the extent that it results in an increase in the principal amount outstanding of such Finance Debt;

Finance Lease means a lease which effectively transfers from the lessor to the lessee substantially all the risks and benefits incident to ownership of the leased property, without transferring the legal ownership;

Financial Advisor means an independent investment bank of international repute appointed by the Company and if the Company fails to do so within 5 Business Days, appointed by the Noteholder at the expense of the Company;

Government Agency means a government or any governmental, semi-governmental, legislative, administrative, fiscal, quasi-judicial or judicial entity, authority, department or other body (including any self-regulatory organisation established under statute);

Government Official has the meaning set out in clause 12.2.17;

Group means the Company and each of its Subsidiaries from time to time;

Guarantee means any guarantee, indemnity, legally binding letter of comfort or suretyship. It includes any other obligation or irrevocable offer (whatever called and of whatever nature):

(a)	to pay or to purchase;
(b)

to provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities, the purchase of assets, rights or services, or otherwise) for the payment or discharge of;

(c)	to indemnify against the consequences of default in the payment of; or
(d)	to be responsible otherwise for,

an obligation or debt of another person, a dividend, distribution, capital or premium on shares or other interests, or the solvency or financial condition of another person;

Immediately Available Funds means cash, bank cheque or telegraphic or other electronic means of transfer of cleared funds into a bank account in clear funds without deduction, set-off or counterclaim unless expressly authorised by the terms of this Deed;

Incorrect Recovery has the meaning given in clause 11.7.2;

Initial Commitment means, in relation to each Noteholder, the total amount in US Dollars listed against its name in Schedule 1;

Initial Conditions Precedent has the meaning given to it in clause 1.14;

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Initial Note Allocation means in relation to each Noteholder, the number of Notes equal to each Noteholder's Commitment listed against its name Schedule 1 divided by the Face Value per Note;

Initial Option Allocation means, in relation to each Noteholder, the number of Options listed against its name in Schedule 1, being its entitlement to Options in respect of its Initial Note Allocation as determined by clause 1.1.3;

Initial Subscription Date means, subject to the conditions set out in clause 1.2, the Open Date;

Insolvency Event means the occurrence of any one or more of the following events in relation to any person:

(a)

other than for the purpose of effecting a voluntary winding up or liquidation of a solvent but dormant company (other than the Company), an application is made to a court for an order, proceedings are commenced, or an order is made, that it be wound up, declared bankrupt or that a provisional liquidator or receiver or receiver and manager be appointed, provided that if the Noteholders by Resolution are satisfied (acting reasonably) that the application or proceedings are frivolous or vexatious, they have not been withdrawn, struck out or dismissed within 20 Business Days of it being made;

(b)	a liquidator or provisional liquidator is appointed other than for the purpose of effecting a voluntary winding up or liquidation of a solvent but dormant company (other than the Company);
(c)	a receiver or similar officer is appointed to it or any of its assets;
(d)

it enters into an arrangement or composition with one or more of its creditors, or an assignment for the benefit of one or more of its creditors, in each case other than to carry out a reconstruction or amalgamation while solvent with the consent of the Majority of Noteholders (such consent not to be unreasonably withheld);

(e)

it proposes or a resolution is passed or proposed in a notice of meeting for a winding-up, liquidation, dissolution or reorganisation, moratorium, deed of company arrangement or other administration involving one or more of its creditors other than for the purpose of effecting a voluntary winding up or liquidation of a solvent but dormant company (other than the Company);

(f)

it is insolvent as disclosed in its accounts or otherwise states that it is insolvent, is presumed to be insolvent under an applicable law or otherwise is, or states that it is, unable to pay all its debts as and when they become due and payable;

(g)	any distress or execution is levied against it or any of its assets;
(h)	any Security Interest granted by the relevant person becomes enforceable over any of its assets;
(i)	it ceases to carry on or suspends business or threatens to do so (other than as a result of a voluntary winding up or liquidation of a solvent but dormant company (other than the Company));
(j)	it disposes of all or a substantial part of its assets or threatens to do so;

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(k)	it fails to comply with any final judgment or order made by a court of competent jurisdiction;
(l)

any expropriation, compulsory acquisition or order of a Government Agency relating to the sale, vesting or divesting of all or any material part of its assets, or any Government Agency threatens to do so, or any analogous event or circumstance occurs under the laws of any jurisdiction;

Intellectual Property means:

(a)

any patents, patent applications, trademarks, trade names, service marks, designs, business names, copyrights, design rights, moral rights, inventions, confidential information, knowhow and other intellectual property rights and interests whether registered or unregistered; and

(b)	the benefit of all applications and rights to use such assets of any member of the Group;

Instrument of Adherence means an instrument of adherence substantially in the form set forth in Schedule 9.

IPO means a public offering pursuant to an effective registration statement under the Securities Act, covering the offer and sale of Shares with aggregate net proceeds to the Company of at least US$25,000,000 (before deduction of underwriters’ commissions and expenses);

IPO Price means the price per Share in US Dollars at which Shares are sold by the Company in its IPO;

Key Asset means Intellectual Property owned by the Group, licensed to a member of the Group or licensed by a member of the Group for use by third parties in each case in connection with Fantom or utilized for coronary stenting;

Lock-Up Agreement means an agreement substantially in the form set forth in Schedule 10, providing that Regina Groves will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, file a registration statement with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any shares or CDIs of the Company or any securities that are convertible into or exchangeable for, or that represent the right receive any shares or CDIs of the Company;

Majority of Noteholders means Noteholders by Resolution;

Material Adverse Effect means one or more events or occurrences or matters individually or in aggregate that has or could reasonably be expected to have a material adverse effect on:

(a)	the condition (financial or otherwise), prospects, business, assets or operations of the Group;
(b)	the ability of the Company to perform any of its obligations under this Deed;
(c)	the rights of or benefits available to the Noteholders under this Deed; or

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(d)	the validity, priority or enforceability of this Deed;

Maturity Date means 60 months from the Subscription Date unless in the case of a Note, the Note has been previously redeemed or Converted in accordance with this Deed;

Meeting Procedures means the meeting procedures set out in Schedule 3;

Money Laundering Laws has the meaning set out in clause 12.2.18;

NASDAQ means The NASDAQ OMX Group or a market it operates as the context requires;

Note means the unsecured convertible loan notes to be issued by the Company under this Deed, convertible into Shares (in respect of which CDIs will be issued to the Noteholder), with the rights described in this Deed, title to which is recorded in and evidenced by an inscription in the Note Register;

Note Allocation means, in relation to each Noteholder, such Noteholder’s Initial Note Allocation and Subsequent Note Allocation;

Note and Option Application Form means the application form for Notes and attaching Options accompanying the Prospectus;

Noteholder means each Noteholder who holds Notes or has the right to be issued Notes from time to time, being each person set out in Schedule 1 and any permitted successor or assign;

Noteholder's Proportional Share has the meaning given in clause 11.5.1;

Official Quotation means admitted to trading on the ASX;

Open Date means the date on which the offer of Notes and Options opens under the Prospectus;

Options means the Options to be issued under this Deed with the terms and conditions set out in Schedule 3;

Option Allocation means, in relation to each Noteholder, such Noteholder’s Initial Option Allocation and Subsequent Option Allocation;

Optional Redemption Date has the meaning set out in clause 6.3;

Optional Redemption Notice has the meaning set out in clause 6.3;

Optionholder means each Optionholder set out in Schedule 1 and any permitted successor or assign;

Payee has the meaning set out in clause 28.2;

Permitted Acquisition means any acquisition of assets:

(a)	in the ordinary course of day-to-day trading and which is on arm's length terms;
(b)	by any wholly owned member of the Group to any other member of the Group that is a direct or indirect Subsidiary of the Company;

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(c)	(other than shares or businesses) in exchange for other assets necessary for the business of the Group;
(d)

otherwise where the net cost of all such acquisitions do not exceed US$2,000,000 (or its equivalent in any currency) in aggregate at any time prior to the Maturity Date (excluding any amounts expended to repurchase shares pursuant to (f) below);

(e)

the Majority of Noteholders are satisfied (acting reasonably) that all of their rights and entitlements under the Transaction Documents, the Notes and the Options shall not be materially prejudiced by the consummation of such event; or

(f)

where the net cost of all such acquisitions do not exceed US$12,500,000 (or its equivalent in any currency) in the aggregate at any time prior to the Maturity Date, to repurchase shares from Medtronic, Inc. pursuant to the Repurchase Agreement.

Permitted Debt means:

(a)	any Finance Debt in connection with this Deed or the 2014 Note Deed (provided that the principal amount of Notes on issue is not increased without the consent of the Majority of Noteholders);
(b)	any Finance Debt up to an aggregate amount of US$10,000,000 at any time outstanding, provided, however, that following an IPO, the reference to US$10,000,000 shall be to US$25,000,000;
(c)	any Finance Debt owed by any member of the Group to any other wholly owned member of the Group that is a direct or indirect Subsidiary of the Company;
(d)	any Finance Debt in respect of hedging in the ordinary course of trading and not for speculative or investment purposes; and
(e)	any other Finance Debt approved by the Majority of Noteholders,

provided that any such Finance Debt must in all cases be subordinated to the Notes and any other Finance Debt in connection with this Deed, unless otherwise agreed by the Majority of Noteholders;

Permitted Disposal means any sale, lease, licence or disposal:

(a)	in the ordinary course of day-to-day trading and which is on arm's length terms;
(b)	from any member of the Group to any other wholly owned member of the Group that is a direct or indirect Subsidiary of the Company;
(c)	of obsolete or redundant fixed assets; or
(d)

of tangible assets (other than shares or businesses) in exchange for other assets reasonably comparable or superior as to type or quality or other capital assets necessary for the core business of the Company;

Permitted Security means:

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(a)	any Security Interest existing at the date of this Deed provided that it has been disclosed in writing to each Noteholder before the date of this Deed;
(b)

any lien or charge arising by operation of law and in the ordinary course of trading provided that it has not arisen as a result of any default or omission by any member of the Group and that the debt it secures is either paid when due or is being contested in good faith by appropriate proceedings (where the Group has provisioned relevant amount against the event that a legally binding determination is made that payment is required);

(c)	any lien for:
(i)	rates, duties or fees of any kind payable to a Government Agency; or
(ii)	money payable for work performed by suppliers, mechanics, workmen, repairmen or employees and, in each case, arising in the ordinary course of business,

provided that it has not arisen as a result of any default or omission by any member of the Group and that the debt it secures is either not yet due or is being contested in good faith by appropriate proceedings (where the Group has provisioned the relevant amount against the event that a legally binding determination is made that payment is required);

(d)

any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Company in the ordinary course of trading and on the supplier's standard or usual terms and, unless disputed in good faith (where the Group has provisioned the relevant amount against the event that a legally binding determination is made that payment is required), not arising as a result of any default or omission by the Group or continuing for a period of more than 60 days;

(e)

any Security Interest arising as a result of legal proceedings and discharged within 30 days or otherwise contested in good faith (where the Group has provisioned the relevant amount against the event that a legally binding determination is made that payment is required) and not otherwise constituting an Event of Default;

(f)	any Security Interest over any rental deposits in respect of any property leased or licensed by the Company in respect of amounts representing not more than twelve months' rent for that property;
(g)	any Security Interest over documents of title and goods as part of a documentary credit transaction entered into in the ordinary course of business;
(h)

any Security Interest over bank accounts or retention rights in favour of the account holding bank and granted as part of that financial institution's standard terms and conditions provided that the financial institution has not provided any Finance Debt to any member of the Group; and

(i)	any other Security Interest created or granted with the consent of the Majority of Noteholders;

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Permitted Transaction means a transaction undertaken in connection with a Change of Control Event, outside of any process or event in connection with an Insolvency Event or available under the laws of bankruptcy or insolvency in any jurisdiction, that is constituted by an offer or announcement by a person to acquire, by way of tender offer, merger, takeover offer, scheme of arrangement or equivalent in any other jurisdiction, more than 50% of the Shares of the Company then on issue in circumstances where no Event of Default is then continuing or would arise as a result of its implementation and either:

(a)

the Company shall survive such transaction and all of the business and assets of the Group will continue to be owned by the Group in the same or greater percentage following the consummation of such event; or

(b)

the Majority of Noteholders are satisfied (acting reasonably) that all of their rights and entitlements under the Transaction Documents, the Notes and the Options shall not be materially prejudiced by the consummation of such event;

Potential Event of Default means anything which with notice, time or both is reasonably likely to become an Event of Default;

Prevailing Rate means in respect of any day, the spot rate of exchange between the relevant currencies prevailing as at or about 12.00 noon (Sydney time) on that date as appearing on the relevant page on Bloomberg or such other information service provider that displays the relevant information, or if such rate cannot be determined on that day, the rate prevailing as at or about 12.00 noon (Sydney time) on the immediately preceding day on which such rate can be so determined.

Principal Outstanding means, in respect of a Note on any date, the Face Value of that Note;

Prospectus means the prospectus to be issued by the Company in a form agreed by the Noteholders, which will include an offer to the Noteholders of Notes and Options as contemplated by this Deed, and comply with Chapter 6D of the Corporations Act;

Qualifying Dilutive Issue has the meaning set out in clause 7.6;

Redemption Amount means, for each Note, 100% of the Face Value plus any accrued, but unpaid, interest to (but excluding) the date of redemption with such interest accruing at the rate set out in clause 18;

Register means (a) the register of Noteholders to be kept under clause 4.1 (Note Register), (b) the register of Optionholders to be kept under clause 4.3 (Option Register) or (c) either or both of them, as the context requires;

Registration Rights Agreement means the First Amendment to Amended and Restated Investors’ Rights Agreement between the Company, each Noteholder and certain other investors dated September 25, 2014, substantially in the form set forth in Schedule 8, which provides each Noteholder with the right to require the Company to file a registration statement with the SEC in respect of any securities in the Company held by each such Noteholder to facilitate the sale of such securities on the same basis, and in the same circumstances, as each of the Investors that are a party to the existing Amended and Restated Investors’ Rights Agreement.

Relevant Currency means US Dollars;

Relevant Event means any Change of Control Event which occurs prior to the Maturity Date;

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Relevant Stock Exchange means the ASX or the Alternative Stock Exchange, if any;

Repeating Representations means each of the representations set out in clauses 12.2.1, 12.2.2, 12.2.3, 12.2.4, 12.2.5, 12.2.6, 12.2.8, 12.2.11, 12.2.12, 12.2.15, 12.2.17, 12.2.18, 12.2.19, 12.2.21, 12.2.22 and 12.2.23;

Repurchase Shares means 1,732,260 shares of the Company’s Common Stock held by Medtronic as of the Initial Subscription Date;

Repurchase Agreement means that certain Stock Repurchase Agreement by and between the Company and Medtronic, dated on or about the date of this Deed;

Resolution means:

(a)	a resolution of Noteholders adopted at a meeting of Noteholders by:
(i)	a majority of the votes cast in respect of that resolution; and
(ii)	no fewer than three Noteholders, unless at such time there is a total of five or fewer total Noteholders; or
(b)

resolution of Noteholders made in writing under paragraph 12 of the Meeting Procedures and signed by Noteholders holding Notes that represent a majority of the outstanding principal face value amount of the outstanding principal face value amount of all outstanding Notes provided that no less than three Noteholders have signed such resolution, unless at such time there is a total of five or fewer total Noteholders;

SEC means the Securities and Exchange Commission of the United States;

Second Amendment means that certain Second Amendment to Convertible Note Deed and Subordination Agreement, dated of even date herewith, by and among the Company, Goldman Sachs International and Senrigan Masterfund

Securities means any securities including, without limitation, Shares, CDIs, options, warrants or other rights to subscribe for or purchase or acquire Shares or CDIs;

Securities Act means the U.S. Securities Act of 1933, as amended;

Securities Exchange Act means the U.S. Securities Exchange Act of 1934, as amended;

Security Interest includes any mortgage, pledge, lien or charge, any security or preferential interest or arrangement of any kind or anything which gives a creditor priority to other creditors with respect to any asset. It includes any title retention, sale and leaseback, Finance Lease, sale and repurchase, deferred purchase arrangement and the discounting and factoring of receivables on recourse terms, deposit by way of security, arrangement for the combination of accounts or set-off or any other preferential arrangement with a creditor or arrangement or transaction for the purposes of raising debt or financing an asset;

Securityholders means the holders of Shares or CDIs of the Company from time to time. References to any issue or offer or grant to Securityholders "as a class" or "by way of rights" will be taken to be references to an issue or offer or grant to all or substantially all Securityholders, other than Securityholders to whom, by reason of the laws of any territory or requirements of any recognized regulatory body or any other stock exchange or securities

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market in any territory or in connection with fractional entitlements, it is determined not to make such issue or offer or grant;

Securityholder Approval means (a) the approval required to be obtained under ASX Listing Rule 7.1 by the Company from its stockholders to permit the issue of the Notes and Options under the Subsequent Subscription which are proposed to be granted to Noteholders under this Deed; and (b) the re-approval required to be obtained under ASX Listing Rule 7.1 by the Company from its stockholders with respect to the amended terms of the notes issued under the 2014 Note Deed;

Share means a share of common stock in the capital of the Company;

Sharing Party has the meaning given in clause 11.7.2;

Sharing Payment has the meaning given in clause 11.7.2.1;

Share Purchase Plan means a plan providing for the offer of CDIs to existing Securityholders of the Company resident in Australia and New Zealand to issue CDIs having a value (calculated based on the VWAP of CDIs over the 20 Trading Days prior to the date of the offer) of no more than A$3 million and a price per CDI that is at least 80% of the VWAP of CDIs over the 20 Trading Days prior to the offer;

Shortfall has the meaning set out in clause 11.7.3.1;

Subordination Agreement means, a Subordination Agreement (if any) between the Company, Goldman Sachs International and Senrigan Masterfund in their capacity as "Noteholders" under and in respect of the 2014 Note Deed as junior creditors and the Noteholders under and in respect of this Deed as senior creditors;

Subscription Amount means in relation to each Noteholder, the Face Value multiplied by that Noteholder's Initial Note Allocation or Subsequent Note Allocation, as applicable;

Subscription Date means the Initial Subscription Date and/or Subsequent Subscription Date, as applicable;

Subsequent Conditions Precedent has the meaning given in Clause 1.15.

Subsequent Commitment means, in relation to each Noteholder, the total amount in US Dollars listed against its name in Schedule 2;

Subsequent Financing means the sale of Shares by the Company in an offering that takes place prior to an IPO with aggregate net proceeds to the Company of at least US$25,000,000 (before deducting any commissions and expenses);

Subsequent Financing Price means the price per Share in US Dollars at which Shares are sold by the Company in a Subsequent Financing;

Subsequent Note Allocation means in relation to each Noteholder, the number of Notes equal to each Noteholder's Commitment set forth in Schedule 2 divided by the Face Value per Note;

Subsequent Option Allocation means, in relation to each Noteholder, the number of Options listed against its name in Schedule 2, being its entitlement to Options in respect of its Subsequent Note Allocation as determined by Clause 1.1.3;

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Subsequent Subscription Date means the date mutually agreed upon by the Company and the Noteholders listed on Schedule 2, but in any event no later than June 30, 2017;

Subsidiary has the meaning given in the Corporations Act, but as if body corporate includes any entity. It also includes an entity required by current accounting practice to be included in the consolidated annual financial statements of that entity or would be required if that entity were a corporation;

Sunset Date has the meaning given in clause 1.16;

Sunset Date 2 has the meaning given in clause 1.17;

Tax includes any tax, duty, levy, impost, deduction, charge, rate, compulsory loan or withholding which is levied or imposed by a Government Agency, and any related interest, penalty, charge, fee or other amount;

Total Commitment means up to US$52,500,000;

Trading Day means a day determined by ASX to be a trading day in accordance with the ASX Listing Rules, or alternatively, in relation to any Share or security listed on an Alternative Stock Exchange, a day determined to be a trading day in accordance with the rules of that Alternative Stock Exchange;

Transaction Document means this Deed, the Lock-Up Agreement, the Registration Rights Agreement, the Subordination Agreement (if applicable) and any other document designated in writing as such by the Majority of Noteholders and the Company.

Unanimous Resolution means:

(a)	a resolution of Noteholders adopted at a meeting of Noteholders by all of the votes cast in respect of that resolution; or
(b)

a resolution of Noteholders made in writing under paragraph 12 of the Meeting Procedures and signed by Noteholders holding Notes that represent 100% of the outstanding principal face value amount of the outstanding principal face value amount of all outstanding Notes;

United States means the United States of America;

US Dollars and US$ means the lawful currency of the United States;

U.S. Persons has the meaning set out in clause 12.1.8; and

VWAP means, in respect of a CDI or Share on any Trading Day or series of Trading Days, the volume-weighted average price of a CDI or Share published by or derived from (in the case of a Share) ASX or any Alternative Listing or otherwise determined by a Financial Advisor, provided that if on any such Trading Day where such price is not available or cannot otherwise be determined as provided above, the VWAP in respect of such Trading Day will be the VWAP, determined as provided above, on the immediately preceding Trading Day on which the same can be so determined.

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Interpretation

30.2	In the interpretation of this Deed, the following provisions apply unless the context otherwise requires:
30.2.1	Words and phrases used in this Deed that have a defined or accepted meaning in the Corporations Act have that meaning in this Deed.
30.2.2	Headings are inserted for convenience only and do not affect the interpretation of this Deed.
30.2.3	If the day on which any act, matter or thing is to be done under this Deed is not a Business Day, the act, matter or thing must be done on the next Business Day.
30.2.4	A reference in this Deed to Australian Dollars, Australian dollars or A$ means the lawful currency of Australia.
30.2.5	A reference in this Deed to US Dollars, US dollars, US$ or $ means the lawful currency of the United States and all amounts payable under this Deed are payable in US Dollars.
30.2.6

A reference in this Deed to any law, legislation or legislative provision includes any statutory modification, amendment or re-enactment, and any subordinate legislation or regulations issued under that legislation or legislative provision.

30.2.7	A reference in this Deed to any agreement or agreement is to that agreement or agreement as amended, novated, supplemented or replaced.
30.2.8	A reference to a clause, part, schedule or attachment is a reference to a clause, part, schedule or attachment of or to this Deed.
30.2.9	An expression importing a natural person includes any company, trust, partnership, joint venture, association, body corporate or governmental agency.
30.2.10	Where a word or phrase is given a defined meaning, another part of speech or other grammatical form in respect of that word or phrase has a corresponding meaning.
30.2.11	A word which denotes the singular also denotes the plural, a word which denotes the plural also denotes the singular.
30.2.12	A word that is gender neutral or gender specific includes each gender.
30.2.13	A reference to the word 'include' or 'including' is to be construed without limitation.
30.2.14	Any schedules and attachments form part of this Deed.
30.2.15	A reference to any person includes that person successors and permitted assigns and permitted transferees.
30.2.16	An Event of Default is "continuing" if it has not been remedied to the satisfaction of the Majority of Noteholders or waived in writing.

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Execution

Executed as a Deed

Date:

Executed by REVA Medical, Inc. by its duly authorised officer:
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Signature of authorised officer
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Name of authorised officer (print)

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Acknowledged and Agreed by:

Agreed to and Acknowledged:

Medtronic, inc.

By: ______________________________

Name:

Title

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Acknowledged and Agreed by:

Agreed to and Acknowledged:

J.P. Morgan Securities plc

under its Common Seal

affixed in the presence of:

……………………………….

Name:

Managing Director

and

……………………………….

Name:

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Acknowledged and Agreed by:

Agreed to and Acknowledged:

Executed by Goldman Sachs International by its duly authorised officer:
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Signature of authorised officer
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Name of authorised officer (print)

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Acknowledged and Agreed by:

Agreed to and Acknowledged:

Executed by Senrigan Master Fund by its duly authorised officer:
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Signature of authorised officer
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Name of authorised officer (print)

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Acknowledged and Agreed by:

Agreed to and Acknowledged:

HEC Master Fund LP

By:  Hudson Executive Capital LP,

        its investment manager

By: ______________________________

Name:

Title

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Acknowledged and Agreed by:

Agreed to and Acknowledged:

For and on behalf of Tiga Trading Pty Ltd in accordance with section 127 of the Corporations Act 2001 (Cth):

___________________________________      _________________________________

Signature of director                                          Signature of director/company secretary

___________________________________      _________________________________

Name of director                                                Name of director/company secretary

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Acknowledged and Agreed by:

Agreed to and Acknowledged:

Managing Member of Saints Capital Everest, LLC

The General Partner of

Saints Capital Everest, LP

Name:____________________

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SCHEDULE 1:  Initial subscription date
noteholders and Optionholders

Name of Noteholder and Optionholder	Address (including facsimile and email address)	Initial Commitment	Initial Note Allocation	Initial Option Allocation
Medtronic, Inc.	Address: 710 Medtronic Parkway Minneapolis, MN 55432-5604 Attn: Vice President Corporate Development Email: chris.cleary@medtronic.com Fax: 763-367-1624 with copy to: Email: peter.t.shimabukuro@medtronic.com Fax: 763-505-2980	US$17,500,000	175	787,500
HEC Master Fund LP	Address: Hudson Executive Capital LP 1185 Avenue of the Americas, 32nd Floor New York, New York 10036 Attn: General Counsel Email: admin@hudsonexecutive.com michael.pinnisi@hudsonexecutive.com Fax: 646-213-7080	US$3,500,000	35	157,500
J.P. Morgan Securities plc	Address: 25 Bank Street, Canary Wharf, London E14 5JP c/o J.P. Morgan Securities (Asia Pacific) Limited 27/F, Chater House, 8 Connaught Road, Central, Hong Kong Attn: David Mansfield Email: david.t.mansfield@jpmorgan.com Phone: +852 2800 7854 Attn: Joe Lau Email: joe.lau@jpmorgan.com Phone: +852 2800 7849	US$7,500,000	75	337,500

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Goldman Sachs International	Registered Address: Peterborough Court, 133 Fleet Street, London EC4A 2BB, UK Postal Address: c/o Goldman Sachs (Asia) L.L.C., 68th Floor, Cheung Kong Center. 2 Queen’s Road Central, Hong Kong Attn: HK Loan Operations Email: ficc-lstops-hk@gs.com Fax: (852) 2233 5619	US$3,800,000	38	171,000
Tiga Trading Pty Ltd	Address: Level 39, 55 Collins Street Melbourne, Victoria, 3000 Attn: Craig Smith Email: craig.smith@thorney.com.au	US$1,500,000	15	67,500
Total		US$33,800,000	338	1,521,000

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SCHEDULE 2:  Subsequent subscription date
noteholders and Optionholders

Name of Noteholder and Optionholder	Address (including facsimile and email address)	Subsequent Commitment	Subsequent Note Allocation	Subsequent Option Allocation
HEC Master Fund LP	Address: Hudson Executive Capital LP 1185 Avenue of the Americas, 32nd Floor New York, New York 10036 Attn: General Counsel Email: admin@hudsonexecutive.com michael.pinnisi@hudsonexecutive.com Fax: 646-213-7080	US$2,500,000	25	112,500
Goldman Sachs International	Registered Address: Peterborough Court, 133 Fleet Street, London EC4A 2BB, UK Postal Address: c/o Goldman Sachs (Asia) L.L.C., 68th Floor, Cheung Kong Center. 2 Queen’s Road Central, Hong Kong Attn: HK Loan Operations Email: ficc-lstops-hk@gs.com Fax: (852) 2233 5619	US$3,700,000	37	166,500
Saints Capital Everest, LP	Address: 2020 Union Street, San Francisco, CA 94123 Attn: Scott Halsted Fax: 415-835-5970 Email: administration@saintscapital.com	US$2,000,000	20	90,000
Senrigan Master Fund	Registered Address: PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands Postal Address: c/o Senrigan Capital Group Limited 11/F, LHT Tower, 31 Queen’s Road Central, Hong Kong Attn: Chris Nash Email: chris.nash@senrigancapital.com operations@senrigancapital.com Fax: (852) 3196 3100	US$3,000,000	30	135,000
Total		US$11,200,000	112	504,000

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SCHEDULE 3:  OPTION terms

1.	terms and conditions of the options
1.1	The Options may be exercised at any time after the Subscription Date until they expire in accordance with paragraph 1.2 of this Schedule 3.
1.2	The Options will automatically lapse at 5.00pm (Delaware time) on the Maturity Date.
1.3	Each Option confers the right to subscribe for one Share upon the payment of the exercise price (Exercise Price) of:
1.3.1	if the Option is exercised after the Subscription Date and before an IPO or Subsequent Financing, US$5.00, or
1.3.2

if the Option is exercised after an IPO or Subsequent Financing has occurred, the greater of (A) the applicable Subsequent Financing Price or IPO Price (as the case may be), but in no event to exceed US$7.212 and (B) US$5.00.

1.4

There are no participating rights or entitlements inherent in the Options and Optionholders will not be entitled to participate in new issues of capital that may be offered to Securityholders (except upon exercise of the Options).

1.5

In the event of any re-organisation (including reconstruction, consolidation, subdivision, reduction or return of capital) of the issued capital of the Company, the Options will be re-organised as required by the ASX Listing Rules.

1.6

If there is a bonus issue (as defined in the ASX Listing Rules) to the holders of CDIs, the number of CDIs representing Shares over which an Option is exercisable will be increased by the number of CDIs which the Optionholder would have received if they had exercised their Options before the record date for the bonus issue.

1.7

In the event the Company proceeds with a pro rata issue (as defined in the ASX Listing Rules) (except a bonus issue (as defined in the ASX Listing Rules)) of securities to Securityholders after the date of issue of the Options, the Exercise Price for the Option will be reduced in accordance with the formula set out in ASX Listing Rule 6.22.2.

1.8	The Options will not be quoted on ASX or on any other securities exchange.
1.9	Shares and CDIs issued pursuant to an exercise of the Options will rank, from the date of issue, equally with the existing Shares and CDIs of the Company in all respects.
1.10	The Company will make an application to have those CDIs issued pursuant to an exercise of the Options listed for official quotation by ASX.
1.11

The Options will be exercisable by the delivery to the registered office of the Company of a notice in writing stating the intention of the Optionholder to exercise all or a specified number of the Options held by them (Exercise Notice) accompanied by the Option Certificate and payment to the Company of the relevant Exercise Price. An exercise of only some of the Options will not affect the rights of the Optionholder to the balance of the Options held by them.

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1.12

Immediately after receipt by the Company of a valid Exercise Notice and payment of the Exercise Price in Immediately Available Funds (and in any event no later than two Business Days thereafter), the Company must:

1.12.1	allot and issue to CDN the number of fully paid Shares equal to the number of the Options which have been exercised;
1.12.2	procure that CDN allots and issues to the Optionholder the number of CDIs representing the Shares issued to CDN under paragraph 1.12.1 (which, at the date of this Deed, is 10 CDIs per Share);
1.12.3

enter CDN into the Company's register of members as the holder of the relevant number of Shares and procure that CDN enters the Optionholder into the register of CDI holders as the holder of the relevant number of CDIs;

1.12.4	deliver to the Optionholder (or procure the delivery of) a holding statement showing the Optionholder as the holder of the relevant number of CDIs;
1.12.5

apply for and use its reasonable efforts to obtain Official Quotation of the relevant number of CDIs on ASX as soon as practicable on such terms and conditions as are usual for quotation of securities on ASX; and

1.12.6

notwithstanding the issue of the Prospectus, to the extent that any action is required to be taken in order to facilitate the on-sale of Shares or CDIs by the Optionholder, to take such action (including, where required, issuing a further prospectus, cleansing notice or disclosure document in respect of the Shares or CDIs) to ensure that such Shares or CDIs will at all times be freely tradeable on the ASX.

1.13	An Optionholder will be entitled to convert any CDIs received on exercise of an Option into Shares at any time pursuant to clause 24 of the Deed.
1.14

If, at the time of exercise of any Option, CDIs are no longer quoted on ASX, then on exercise of the Option the Company must (except as otherwise agreed in writing with the relevant Optionholder) issue directly to the Optionholder the number of Shares over which the Option is exercisable and must procure that those Shares are listed for trading on any securities exchange on which any of the Company’s Shares are tradeable.

1.15

The rights of the Optionholders and the obligations of the Company in relation to the Options are separate and independent of the Deed. They will survive the termination of the Deed and will be unaffected by any redemption, Conversion or other event in respect of the Notes.

1.16

At any time while Company is listed on an Alternative Stock Exchange, an Optionholder may elect by notice in writing to the Company for the Options to be exercisable directly into the form of securities listed on that Alternative Stock Exchange, in which case, on exercise of the Option the Company must (except as otherwise agreed in writing with the relevant Optionholder) issue directly to the Optionholder the number of securities as are equivalent to the number of Shares over which the Option is exercisable and must procure that those securities are listed for trading on that Alternative Stock Exchange.

1.17

The terms of this schedule (and any definitions that are used in this schedule) upon issue of any Option will apply separately in respect of that Option, and in respect of any Option may only be amended by agreement in writing signed by the Company and the Optionholder.

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SCHEDULE 4:  meeting procedures

1.	Convening of Meetings

Convening of meetings

1.1	A meeting of Noteholders may be convened at any time by any Noteholder or at the request of the Company.

Time and place

1.2	Each meeting of Noteholders will be held at the time and place set out in the notice of the meeting.
2.	Notice of Meetings

Notice

2.1	The person convening the meeting will give notice of a proposed meeting of Noteholders to each Noteholder as follows:
2.1.1

the notice must specify the day, time and place of the meeting and the nature of each specific resolution (if any) to be proposed at that meeting, which will be a time and location reasonably chosen to permit the largest number of Noteholders  to attend;

2.1.2	the notice must be given at least five Business Days in advance of the meeting (inclusive of the day on which the notice is given and of the day on which the meeting is held); and
2.1.3	the notice may be given to each recipient in the manner provided in this Deed.

Omission to give notice

2.2	Any failure to properly give notice to any person entitled to such notice will invalidate the proceedings at any meeting.
3.	Chairman
3.1	The chairman will be a person nominated by the Majority of Noteholders. That person need not be a Noteholder and may be any other person entitled to attend.
4.	Quorum
4.1

At any meeting of Noteholders any two or more persons present in person, by telephone, by video conference or by representative, being Noteholders who constitute the Majority of Noteholders will form a quorum for the transaction of business, unless only one Noteholder is inscribed on the Register when that Noteholder or its representative forms a quorum. No business may be transacted at any meeting unless the requisite quorum is present at the commencement of business.

5.	Adjournment

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5.1	If within 15 minutes from the time appointed for any meeting of Noteholders a quorum is not present then:
5.1.1	if convened on the requisition of Noteholders, the meeting will be dissolved; and
5.1.2	if convened at the request of the Company, the meeting will be adjourned for a period not exceeding three business days determined by a majority of the Noteholders present at the meeting.

Adjourned meeting

5.2	An adjourned meeting is a meeting for the purposes of these procedures.

Adjournment with consent

5.3	The chairman may with the consent of, and must if directed by, the majority of Noteholders present at any meeting adjourn such meeting from time to time and from place to place.

Notice of adjourned meeting

5.4

At least one Business Day's notice of any meeting adjourned through want of a quorum must be given in the same manner as an original meeting. The notice must state the quorum required at that adjourned meeting but need not contain any further information regarding the adjourned meeting.

6.	Voting Procedure

Show of hands

6.1	Every question submitted to a meeting will be decided in the first instance by a show of hands.

Declaration conclusive

6.2

Unless a poll is demanded by the chairman, or by one or more Noteholders holding Notes whose outstanding principal face value exceed 5% of the total outstanding principal face value of all outstanding Notes (before or on the declaration of the result of the show of hands), a declaration by the chairman that a Resolution or Unanimous Resolution has been carried by the requisite majority or lost or not carried by the requisite majority is conclusive.

Poll

6.3	If a poll is so demanded, it must be taken in that manner and either at once or after such an adjournment as the chairman directs.
6.4	Any poll demanded at any meeting on the election of a chairman or on any question of adjournment will be taken at the meeting without adjournment.

Number of votes

6.5	On a show of hands, a Noteholder holding one or more Notes has one vote for each Note held.

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6.6

On a poll, every Noteholder present has a vote proportional to the outstanding principal face value amount of all Notes that they hold relative to the outstanding principal face value amount of all outstanding Notes;

7.	Right to Attend and Speak
7.1

The Company and their technical, financial and legal advisers may be invited by Resolution to attend and speak (but not vote) at any meeting of Noteholders, in which case they will do so unless requested by a Majority of Noteholders to leave, in which case they will do so.

7.2	Each Noteholder is entitled to invite their respective technical, financial and legal advisers to attend and speak (but not vote) at any meeting of Noteholders.
7.3

No other person is entitled to attend or vote at any meeting of the Noteholders or to join with others in requesting the convening of such a meeting unless they are a Noteholder or a representative of a Noteholder or a Majority of Noteholders has, in advance of such meeting, approved the attendance of such person.

7.4

Any Noteholder may attend a meeting by telephone, video conference or similar method, and may appoint proxy to attend a meeting in the Noteholder's stead. Any references in this Schedule to votes by show of hands will be appropriately adjusted for Noteholders who attend via telephone or similar remote methods.

8.	Appointment of Proxies

Appointment

8.1	Each appointment of a proxy for a meeting or adjourned meeting:
8.1.1	must be in writing;
8.1.2	must be accompanied by reasonably satisfactory evidence of its due execution; and
8.1.3

will only be effective if each Noteholder is given notice and a copy of such proxy at its address for service of notices under this Deed before the time appointed for holding the meeting or adjourned meeting.

No obligation to investigate

8.2	No Noteholder is obliged to investigate or be concerned with the validity of, or the authority of, the proxy named in any appointment of proxy.

Revocation

8.3

Any vote cast at a meeting or adjourned meeting under an appointment of proxy conforming with paragraph 8.1 is valid despite the previous revocation or amendment of the appointment of proxy or of any of the Noteholder's instructions under which it was executed, unless written notice of that revocation or amendment is received by each Noteholder at its address for service of notices under this Deed or by the chairman of the meeting at least 24 hours before the commencement of the meeting or adjourned meeting.

9.	Appointment of Corporate Representatives

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9.1

A person authorised by a Noteholder to act for it at any meeting will be entitled to exercise the same powers on behalf of that Noteholder as that body corporate could exercise if it were an individual Noteholder. The person must produce evidence of authority so to act at or before the meeting if requested to do so by the chairman of any meeting.

10.	Rights of Representatives
10.1	A representative may demand or join in demanding a poll and has power generally to act at a meeting for the Noteholder subject to its instructions.
10.2	References to a Noteholder in this schedule include its representative.
11.	Minutes and Records

Keeping of minutes

11.1	The chairman will appoint a person to make and keep minutes of every meeting of Noteholders.

Minutes conclusive evidence

11.2

Minutes of meetings of Noteholders are conclusive evidence if actually or purportedly signed by the chairman of that meeting or the chairman of the next succeeding meeting. Until the contrary is proved every meeting of which minutes have been made and signed is taken to have been duly convened and held and all resolutions passed or proceedings transacted at that meeting are taken to have been duly passed and transacted.

12.	Written Resolutions
12.1

A resolution of Noteholders may be passed and adopted without any meeting being required, by an instrument in writing signed by the requisite majority for a Resolution, or a Unanimous Resolution, as required (including by separate counterparts).

12.2

Any person who may convene a meeting may propose a written resolution, in which case they will give to each Noteholder at least one Business Days (or such shorter period agreed to by the Noteholders) notice of the proposed resolution (including a copy of the proposed resolution).

13.	Further Procedures for Meetings
13.1

The Noteholders by Resolution may prescribe any further regulations regarding the holding of meetings of the Noteholders and attendance and voting at those meetings or the passing of resolutions (other than in relation to any matter that would require, or relates to the passing of, a Unanimous Resolution, in which case a Unanimous Resolution is required).

SCHEDULE 1:

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EXHIBIT 4.1

Execution Version

SCHEDULE 5:  AGREED ASX ANNOUNCEMENT

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aTTACHMENT

Summary of Certain Key Terms of the Notes:

Face Value: the Notes each have a face value of US$100,000.

Form and Status: the Notes are direct, unsubordinated, unconditional and unsecured obligations of the Company in certificated form, and will at all times rank pari passu in right of payment with all other existing and future unsecured and unsubordinated senior obligations of the Company (other than unsecured obligations preferred by mandatory provisions of law) and senior in right of payment to all existing and future subordinated obligations of the Company.

Maturity: the Notes mature and shall be repaid in an amount equal to Face Value plus accrued Interest on the earlier to occur of an event of default (as defined in the Deed) or the date 60 months from the date of issue of the Notes unless a Note has been previously converted, redeemed or cancelled.

Optional Redemption: a Noteholder may elect to cause the Company to redeem all or some of its Notes which have not otherwise been converted, redeemed or cancelled on the date which is 30 months after the date of issue of the Notes, at an amount equal to Face Value plus accrued Interest (“Redemption Value”), upon providing the Company with at least 30 calendar days prior written notice.

Redemption Following a Change of Control Event: following the occurrence of certain change of control events, as further described in the Deed, each Noteholder may give the Company an irrevocable notice requiring the Company to redeem all or any part of their Notes for the greater of (a) the Redemption Value (as defined under “Optional Redemption” above) and (b) the Cash Settlement Amount (as defined under “Option Conversion” below), provided such Noteholder gives written notice of its decision to redeem within five business days of the change of control event.

Stockholder Rights: the Notes do not provide the holder voting rights or other rights as a stockholder of the Company unless and until converted.

Interest: interest will accrue in respect of the Notes at the rate of 8.0% per annum (increased to 10.0% per annum if any payments are past due); provided that interest is payable only upon redemption of the Notes for cash. No interest is payable on any Note that is converted into shares of common stock (represented by CDIs) in accordance with the terms of the Deed.

Optional Conversion: at any time following the date of issue of the Notes but prior to the maturity date, a Noteholder may give the Company an irrevocable notice electing to convert (the “Conversion Notice”) all or some of the Notes held by the Noteholder and specifying the number of Notes the Noteholder is electing to convert into shares of the Company’s common stock (represented by CDIs).

The terms of the Notes contain provisions for the adjustment of the conversion price, which will initially be US$8.655 per share of our common stock (or US$0.8655 per CDI), subject to adjustment as described under “Adjustment of Conversion Price” below.

The number of shares of the Company’s common stock (equivalent to 10 CDIs) to be issued upon conversion of the Notes is determined by dividing the face value of the Note converted by the conversion price in effect on the conversion date.

Adjustment of Conversion Price: the terms of the Notes contain provisions for the adjustment of the conversion price upon the occurrence of certain events, including reorganisation of issued capital, certain dividends, distributions and issuance by the Company of equity securities at a price below current market value. If such events occur, the conversion price will be adjusted in accordance with the terms of the Deed to ensure the economic value of the Notes is not adversely affected by the event.

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Restrictions on Transfer: subject to certain conditions, a Note or Option may be assigned or transferred to affiliates of the Noteholder, other Noteholders and to any party that is not a direct competitor of the Company that will hold fifty percent (50%) or more of the aggregate principal amount of the Notes then outstanding, provided that the Notes may be transferred to any person, including a competitor of the Company, either upon the occurrence of a change of control event or while an event of default subsists.

Covenants: for so long as any Notes remain outstanding, the Company shall not take certain actions, including, among other things, (i) declaring or paying any dividend, (ii) issuing any finance debt (as defined in the Deed) in excess of US$10,000,000, provided that such amount shall be increased to US$25,000,000 following an IPO, (iii) granting any security interest in respect of or dispose of the Company’s intellectual property, or (iv) substantially changing the general nature or scope of its business, subject to such exceptions as specified in the Deed.

NASDAQ Listing and Registration Rights: provisions of the Deed require the Company to use reasonable efforts to seek to list its common stock on NASDAQ as soon as practicable after December 31, 2017. Additionally, as a condition precedent to issue of the Notes and Options, the Company must enter into a First Amendment to its Amended and Restated Investors’ Rights Agreement with each Noteholder and each investor that is a party to the existing Amended and Restated Investors’ Rights Agreement with the Company dated September 25, 2014. The First Amendment to Amended and Restated Investors’ Rights Agreement will be substantially in the form set forth in Schedule 8 to the Deed and will provide each Noteholder, subject to the terms and conditions therein, with the right to require the Company to file a registration statement with the SEC in respect of any securities in the Company held by each such Noteholder to facilitate the sale of such securities on the same basis, and in the same circumstances, as each of the investors that are a party to the existing Amended and Restated Investors’ Rights Agreement.

Lock-Up Agreements: Regina Groves (REVA’s Chief Executive Officer) has agreed to enter into a Lock-Up Agreement with the Noteholders whereby she will agree not to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale, file a registration statement with respect to, or otherwise dispose of (including entering into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequence of ownership interests) any shares or CDIs of the Company or any securities that are convertible into or exchangeable for, or that represent the right receive any shares or CDIs of the Company, subject to certain exceptions as further described in the form of Lock-Up Agreement in Schedule 10 of the Deed.

Modifications to Notes: provisions of the Notes may generally be modified, amended or waived by at least three Noteholders that represent at least a majority of the outstanding principal face value amount of all outstanding Notes acting at a meeting or by written consent; provided, however, that unanimous consent of the Noteholders holding all of the outstanding notes is required to, amongst other items, (i) extend the term of the notes or their maturity date, (ii) reduce the amount of any payment of principal, interest, fees or any other payment obligation of the Company or (iii) change when and on what terms the Notes will convert or be redeemed, cancelled or otherwise repaid or prepaid.

An "Event of Default" includes, in summary:

Failure to pay: a failure by the Company to pay an amount due under and in the manner required by the Deed;

(b)Cross default: finance debt of the Group that, in aggregate, exceeds US$1,000,000, is not paid when due or becomes due and payable prior to its maturity date;

(c)Revocation: an authorisation, approval or consent material to the Company or its business is cancelled, repealed, revoked or terminated or has expired, amended or modified in a manner which is likely to have a material adverse effect (as defined in the Deed);

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(d)Failure to perform: the Company fails to perform any material obligation under the Deed or the Amended and Restated Investors’ Rights Agreement;

(e)Misrepresentation: any warranty or representation made by the Company under the Deed becomes false or misleading or incorrect in any material respect when made;

(f)Insolvency event: an insolvency event (as defined in the Deed) occurs in relation the Company;

(g)Breach of law: the Company or any of its subsidiaries is in material breach of an applicable law, regulation, authorisation, listing rule, or court order, official directive or ruling of any Government Agency binding on it which is likely to have a material adverse effect (as defined in the Deed);

(h)Termination: any person becomes entitled to repudiate, terminate, rescind or avoid any material provision of the Deed or the Amended and Restated Investors’ Rights Agreement; or

(i)Listing: CDIs cease to trade on ASX or are suspended from trading for more than 5 consecutive trading days or, where the Company’s common stock is quoted on an alternative exchange, the shares of the Company’s common stock cease to trade or are suspended from trading on such exchange for more than 5 consecutive trading days.

The foregoing description is a summary of certain of the material provisions of the Notes and the Deed and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Notes and the Deed, including the definitions of certain terms used in the Deed.

Summary of Certain Key Terms of the Options:

(c)	The Options may be exercised at any time after issuance until they expire.
(d)	The Options will automatically expire at 5.00pm Delaware, United States of America time on the date 60 months following the date of issue.
(e)	The Options confer the right to subscribe for one share of the Company’s common stock (equivalent to 10 CDIs) per Option upon the payment of the exercise price of:
(i)	US$5.00 where the Option is exercised before an IPO or Subsequent Financing, or
(ii)

the greater of (A) the Subsequent Financing Price or IPO Price (as the case may be), but in no event to exceed US$7.212 and (B) US$5.00 where the Option is exercised after an IPO or Subsequent Financing, as the case may be.

(f)

There are no participating rights or entitlements inherent in the Options and holders of the Options will not be entitled to participate in new issues of capital that may be offered to securityholders (except where the holder has first exercised any of their Options before the record date to participate in the new issue).

(g)

In the event of any re-organisation (including reconstruction, consolidation, subdivision, reduction or return of capital) of the issued capital of the Company, the Options will be re-organised as required by the ASX Listing Rules.

(h)

If there is a bonus issue to the holders of CDIs, the number of CDIs over which an Option is exercisable will be increased by the number of CDIs which the Optionholder would have received if they had exercised their Options before the record date for the bonus issue.

(i)

In the event the Company proceeds with a pro rata issue (except a bonus issue) of securities to any holder of shares or CDIs of the Company after the date of issue of the Options, the exercise price for the Option will be reduced in accordance with the formula set out in ASX Listing Rule 6.22.2.

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(j)	The Options will not be quoted on ASX or any other securities exchange.
(k)	CDIs allotted pursuant to an exercise of the Options will rank, from the date of allotment, equally with the existing CDIs of the Company in all respects.
(l)	The Company will make an application to have those CDIs allotted pursuant to an exercise of the Options listed for official quotation by ASX.
(m)

The Options will be exercisable by the delivery to the registered office of the Company of a notice in writing stating the intention of the Optionholder to exercise all or a specified number of the Options held by them (an “Exercise Notice”) accompanied by the relevant option certificate and payment to the Company of the relevant exercise price. An exercise of only some of the Options will not affect the rights of the Optionholder to the balance of the Options held by them.

(n)

Immediately after receipt by the Company of a valid Exercise Notice and payment of the exercise price by the Optionholder in immediately available funds (and in any event no later than two Business Days thereafter), the Company must:

(i)	allot and issue to the Optionholder the number of fully paid CDIs equal to the number of the Options which have been exercised;
(ii)	enter the Optionholder into the Company's register of members as the holder of the relevant number of CDIs;
(iii)	deliver to the Optionholder a holding statement showing the Optionholder as the holder of the relevant number of CDIs; and
(iv)

apply for and use its reasonable efforts to obtain Official Quotation of the relevant number of CDIs by ASX as soon as practicable on such terms and conditions as are usual for quotation of securities on ASX.

(o)	The rights of the Optionholders and the obligations of the Company in relation to the Options are separate and independent of the Deed and the Notes.

The foregoing description is a summary of certain of the material provisions of the Options and the Deed and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the Options and the Deed, including the definitions of certain terms used in the Deed.

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SCHEDULE 6:  Certificates

FORM OF NOTE CERTIFICATE

REVA Medical, Inc.

Issue of Notes having a face value of US$100,000 each

Number of Notes:[insert number] Aggregate Face Value:US$[insert amount]

Note Certificate No: [insert number]

This is to certify that [insert name of Noteholder] (Noteholder):

1.

On [insert date] 2017 was registered as the holder of the Note(s) described above created and issued by REVA Medical, Inc on the terms and conditions set out in the Convertible Note Deed dated [insert date] 2017 between the Company and the Noteholder (Deed).

2.	Each Note:
(a)	is issued by the Company on the terms and conditions of, and is subject, to the Deed; and
(b)	will be redeemed or converted into fully paid Shares in the Company in accordance with the terms and conditions of the Deed.
3.	The provisions of the Deed are incorporated into and form part of this Certificate.

DATED 2017

Executed by REVA Medical, Inc.:
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Signature of director	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Signature of company secretary
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Name of director (print)	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Name of company secretary (print)

This Certificate must be surrendered on Conversion or redemption of the Note comprised in this Certificate.

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FORM OF OPTION CERTIFICATE

OPTION CERTIFICATE

REVA MEDICAL, INC.

Number of Options:[insert number]

Option Certificate No:[insert number]

Certificate No: [insert]

This is to certify that [name of Optionholder] (Optionholder) is registered as the holder of the Option(s) described above, created and issued by REVA Medical, Inc. on the terms and conditions set out in Schedule 3 of the Convertible Note Deed dated [insert date] 2017 between the Company and the Noteholder (Deed).

Each Option is issued by the Company on the terms and conditions of, and is subject, to the terms of the Deed.

The provisions of Schedule 3 of the Deed are incorporated into and form part of this Certificate.

This certificate takes effect as a deed poll when signed and issued.

DATED 2017

Executed by REVA Medical, Inc.:
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Signature of director	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Signature of company secretary
. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Name of director (print)	. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Name of company secretary (print)

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SCHEDULE 7:  Conversion Notice

[insert date] 2017

To:REVA Medical, Inc. (Company)

I, [insert name of Noteholder], being the registered holder of Note(s), elect to Convert the number of Notes set out below into Shares in the Company (represented by CDIs) in accordance with clause 6 of the Convertible Note Deed dated [insert date] 2017 (Deed) attached to the Certificates for the Note(s) (Terms).

Terms used but not defined in this Conversion Notice have the meaning ascribed to such terms in the Deed.

Number of Notes being Converted:[insert number]

Name and address to be entered into[insert name and address]
the Company's register of CDI holders
in respect of the CDIs issued on
Conversion:

By signing this Conversion Notice, the Noteholder:

(a)	confirms its agreement to the Conversion set out in this Conversion Notice in accordance with the Terms;
(b)	authorises the Company to register it as the holder of CDIs in accordance with the Terms;
(c)	agrees to be bound by the by-laws of the Company.

Enclosed with this Conversion Notice are the Certificates for the Notes to be Converted.

Dated:	[insert date]

For and on behalf of
[insert name of Noteholder]

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SCHEDULE 8:  Registration Rights Agreement

FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

Reva Medical, Inc.

FIRST AMENDMENT TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This First Amendment to Amended and Restated Investors’ Rights Agreement, dated September 24, 2014 (the “Agreement”), by and among Reva Medical, Inc., a Delaware corporation (the “Company”), and each of the individuals or entities whose names are set forth on Schedule A thereto (the “Investors”), is made as of April __, 2017 (this “Amendment”). All capitalized terms used but not defined herein shall have the meanings as defined in the Agreement.

WHEREAS, the Company previously entered into the Agreement with the Investors.

WHEREAS, the Company is party to that certain Convertible Note Deed, dated as of ___ April 2017 (the “Deed”), by and among the Company and each person set out in Schedule 1 and Schedule 2 attached thereto.

WHEREAS, the parties hereto desire to amend the Agreement to add additional investors to the Agreement.

WHEREAS, pursuant to Section 3.8 of the Agreement, any term of the Agreement may be amended only with the written consent of the Company and the investors holding a majority of the Registrable Securities (as defined in the Agreement) then outstanding (the “Requisite Investors”).

WHEREAS, the Company and the undersigned Investors constituting the Requisite Investors, pursuant to Section 3.8 of the Agreement, mutually wish to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereby agree as follows:

(i)Schedule A of the Agreement is hereby amended and replaced with Schedule A attached hereto.

(ii)Additional Parties. Notwithstanding anything to the contrary in the Agreement or contained herein, Schedule A hereto may be amended without further action on the part of the Company or the Investors solely for the purposes of adding individual or entities who become parties to the Deed as Additional Noteholders (as defined in the Deed).

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(iii)Full Force and Effect. Except as otherwise expressly provided herein, the Agreement shall remain in full force and effect.

(iv)Entire Agreement. This Amendment, together with the Agreement (to the extent not amended hereby) and all exhibits thereto and references therein, constitute the entire agreement  among  the parties and shall supersede  any and all previous  contracts, arrangements or understandings between the parties with respect to the subject matter herein.

(v)Approval of Amendment. By their signatures below, the Company and the Investors hereby adopt this Amendment, and, by virtue of their execution of this Amendment, hereby agree to be parties to the Agreement and be bound by all the terms and obligations thereunder.

(vi)Joinder.  Upon execution of this Amendment, each Investor not currently a party to the Agreement shall hereby become a party to the Agreement and shall thereafter be deemed an Investor thereunder.  Without limiting the foregoing, each Investor agrees to be bound by all of the obligations as an Investor thereunder.  The Company and the undersigned Investors hereby consent to such joinder to the Agreement by each Investor and agree that no further action or consent by the Company or the Investors shall be required.

(vii)Necessary Acts. Each party to this Amendment hereby agrees to perform any further acts and to execute and deliver any further documents that may be necessary or required to carry out the intent and provisions of this Amendment and the transactions contemplated hereby.

(viii)Governing Law. This Amendment and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

(ix)Modification. This Amendment may not be altered, amended or modified in any way unless done so in accordance with Section 3.8 of the Agreement.

(x)Electronic Delivery; Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument, and such counterparts may be delivered electronically.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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EXHIBIT A

SCHEDULE OF INVESTORS

Name
Medtronic, Inc.
Cerberus International, Ltd.
Cerberus Partnes, L.P.
Cerberus Series Four Holdings, LLC
Gabriel Assets, LLC
Cerberus America Series Two Holdings, LLC
Goldman Sachs International
Senrigan Mast Fund
Brookside Capital Partners Fund, LP
James T. Lenehan
Domain Partners V, L.P.
DP V Associates, L.P.
Kenneth Rainin Administrative Trust U/D/T Dated 3/26/1990
Group Outcome Investors I, LLC
Robert B. Stockman
Frederic H. Moll, M.D.
C. Raymond Larkin, Jr.
Gordon E. Nye
Timothy J. Barberich
Edward P. Weinsoff
Robert Wong
Saints Capital Everest, L.P.

SCHEDULE 9:

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Instrument of Adherence

REVA MEDICAL, INC.

Instrument of Adherence

THIS INSTRUMENT OF ADHERENCE (this Instrument of Adherence) is entered into as of __ _______, 2017, by and between Reva Medical, Inc., a Delaware corporation (the Company)[,]/[and] the undersigned investor (Investor) [and the undersigned transferring investor (Existing Investor)]2. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Deed (as defined below).

R E C I T A L S:

WHEREAS, the Company is party to that certain Convertible Note Deed, dated as of ___ April 2017 (the Deed), by and among the Company and each person set out in Schedule 1 and Schedule 2 attached thereto;

[WHEREAS, Investor desires to purchase at the Subsequent Subscription Date, subject to the Subsequent Conditions Precedent, Notes and Options in the amounts set forth opposite Investor’s name on the Note and Option Application Form set out in Exhibit A hereto (the Subscription Amount);

WHEREAS, the Company requires that, in order to purchase the Subscription Amount, Investor execute and join as a party to the Deed and the Registration Rights Agreement; and

WHEREAS, Investor desires to become a party to, and bound by, the terms and conditions of (i) the Deed as an “Additional Noteholder” and (ii) the Registration Rights Agreement as and “Investor”.]3

[WHEREAS, Investor desires to purchase commitments (including the right to subscribe for Notes and/or Options), Notes and/or Options from the Existing Investor in the amounts set forth opposite Investor’s name on the Details of Transfer set out in Exhibit A hereto (the Transfer Amount);

WHEREAS, pursuant to the terms of the Deed, in order to become a Noteholder and/or Optionholder under the Deed, Investor must execute and join as a party to the Deed and the Registration Rights Agreement; and

[2]	Use this option for a new Investor which becomes party as a transferee pursuant to clause 23.
[3]	Use this option for a new Investor which becomes party as an AdditionalNoteholderon the Subsequent Subscription Date pursuant to clause 1.5.

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WHEREAS, Investor desires to become a party to, and bound by, the terms and conditions of (i) the Deed as a “Noteholder” and (ii) the Registration Rights Agreement as and “Investor”.]4

A G R E E M E N T:

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.[Transfer. With reference to clause 23.1.5 of the Deed:

a.

the Existing Investor and the Investor agree to the Existing Investor transferring to the Investor by novation all of the Existing Investor's rights and obligations under the Deed  which relate that portion of the Existing Investor's commitments, Notes and/or Options as specified in Exhibit A hereto; and

b.	the proposed transfer date is [ ],

and further:

c.

the Investor expressly acknowledges that unless expressly agreed to the contrary, the Existing Investor makes no representation or warranty and assumes no responsibility to the Investor for (i) the legality, validity, effectiveness, adequacy or enforceability of the Deed, (ii) the financial condition of the Company, (iii) the performance and observance by the Company of its obligations under the Deed or any other documents or (iv) the accuracy of any statements (whether written or oral) made in or in connection with the Deed or any other documents;

d.

the Investor confirms to the Existing Investor that it has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of the Company in connection with the Deed and has not relied exclusively on any information provided to it by the Existing Investor in connection with the Deed or any other document; and

e.

the Investor acknowledges that nothing in the Deed obliges the Existing Investor to (i) accept a re-transfer or re-assignment from the Investor of the rights, obligations, commitments, Notes and/or Options transferred to it under the Deed or (ii) support any losses directly or indirectly incurred by the Investor by reason of the non-performance by the Company of its obligations under the Deed or otherwise.]

[4]	Use this option for a new Investor which becomes party as a transferee pursuant to clause 23.

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2.Joinder to the Deed.  The Company and Investor hereby agree that in connection with this Instrument of Adherence, Investor hereby becomes a party to the Deed as [an “Additional Noteholder”]/[a “Noteholder”] thereunder, and agrees to be bound by all of the provisions thereof as if Investor were an original party thereto. Schedule 2 to the Deed shall be deemed updated to include Investor and Investor’s [Subscription]/[Transfer] Amount.

3.Joinder to the Registration Rights Agreement.  The Company and Investor hereby agree that in connection with this Joinder, Investor hereby becomes a party to the Registration Rights Agreement as an “Investor” thereunder with respect to all [commitments,] Notes and Options [issued]/[transferred] to Investor (including any shares of Company common stock issued upon conversion or exercise thereof), and agrees to be bound by all of the provisions thereof as if Investor were an original party thereto. Exhibit A to the Registration Rights Agreement shall be deemed updated to include Investor.

4.Receipt of Agreements. Investor acknowledges receipt of a copy of the Deed and the Registration Rights Agreement. Investor acknowledges that it has read each of the Deed and the Registration Rights Agreement and understands that by signing this document, Investor shall thereby assume all of the duties and obligations thereunder and authorizes the attachment of the signature page to this Joinder to a duplicate original of each of the Deed and the Registration Rights Agreement.

5.Binding Effect. This Joinder shall be binding upon and inure to the benefit of the Company, each Noteholder, from time to time, Investor and its successors and permitted assigns. Except as otherwise set forth herein, each of the Deed and the Registration Rights Agreement is unmodified and shall remain in full force and effect.

6.Notice Details. The notice details for the Investor for the purposes of clause 25.1.2 of the Deed are [   ].

7.Counterparts. This Instrument of Adherence may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one agreement, and such counterparts may be delivered electronically.

8.Governing Law This Instrument of Adherence and any controversy arising out of or relating to this Instrument of Adherence shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

[Signature Page Follows]

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In Witness Whereof, the parties hereto have executed this Instrument of Adherence as a Deed as of the date set forth in the first paragraph hereof.

REVA MEDICAL, INC.

By:

Name: Regina Groves

Title:  Chief Executive Officer

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INVESTOR COUNTERPART SIGNATURE PAGE TO
INSTRUMENT OF ADHERENCE

INVESTOR:

____________________

By: ______________________________

Name:

Title:

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[EXISTING INVESTOR COUNTERPART SIGNATURE PAGE TO
INSTRUMENT OF ADHERENCE]

EXISTING INVESTOR:

____________________

By: ______________________________

Name:

Title:

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Exhibit A

[Note and Option Application Form]/[Details of Transfer]

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SCHEDULE 10:  Lock-Up Agreement

Form of Lock-Up Agreement

REVA MEDICAL, INC.

Lock-Up Agreement

[●], 2017

Re: REVA Medical, Inc. - Lock-Up Agreement

Dear Ladies and Gentlemen:

This Lock-Up Agreement is being delivered to you in connection with the Convertible Note Deed (the “Deed”), dated as of April __, 2017 by and among REVA Medical, Inc. (the “Company”) and the investors party thereto (the “Noteholders”), with respect to the issuance of convertible notes (the “Notes”) which will be convertible into shares of common stock in the capital of the Company (the “Shares”), which will be represented by CHESS Depositary Interests (the “CDIs”) issued in accordance with the terms of the Deed. As used herein, “Undersigned's Shares” means: (i) all common shares and all CDIs owned directly or indirectly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission, and (ii) all options to purchase Shares or CDIs owned directly or indirectly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the Securities and Exchange Commission. Other capitalized terms used and not otherwise defined herein shall have the respective meanings set forth in the Deed.

In order to induce the Noteholders to enter into the Deed and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, commencing on the date hereof and ending on the first anniversary of the date hereof (the “Lock-Up Period”), the undersigned will not (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase, make any short sale, file a registration statement with respect to, or otherwise dispose of or agree to dispose of, directly or indirectly, any of the Undersigned's Shares, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder with respect to any of the Undersigned Shares (collectively, a “Disposition”), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Undersigned's Shares, whether any such transaction is to be settled by delivery of such securities or otherwise, including, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the Undersigned's Shares or with respect to any security that includes, relates to, or derives any significant part of its value from the Undersigned's Shares. The foregoing sentence shall not apply to the exercise of options or warrants or the conversion of a security outstanding as of the date hereof, provided, however, that the undersigned agrees that the foregoing sentence shall apply to any securities issued by the Company to the undersigned upon such an exercise or conversion.

Notwithstanding the foregoing, the restrictions set forth in this Lock-Up Agreement will not apply to transfers by the undersigned of the Undersigned's Shares:

(i)	as a bona fide gift to an immediate family member of the undersigned;
(ii)	to any beneficiary of the undersigned pursuant to a will, trust instrument or other testamentary

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document or applicable laws of descent;
(iii)	if expressly required pursuant to a order of any court or governmental authority having jurisdiction over the undersigned; and
(iv)

in connection with a purchase, tender or exchange offer accepted by holders of more than 50% of the Shares of the Company, provided that each of the initial Noteholders named in Schedule 1 to the Deed has also agreed to accept such offer.

No transfer by the undersigned pursuant to items (i) and (ii) in the immediately preceding paragraph shall be permitted unless (a) prior to such transfer, the intended transferee (including the trustee or any trust) has signed and delivered to each of the initial Noteholders named in Schedule 1 to the Deed a lock-up agreement substantially in the form of this Lock-Up Agreement and (b) such transfer does not involve a disposition for value. For purposes of this Lock-Up Agreement, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

The undersigned understands and agrees that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors, and assigns and agrees that it now has, and, except for transfers of the Undersigned’s Shares in accordance with the terms of this Lock-up Agreement, for the duration of the Lock-Up Period will have, good and marketable title to the Undersigned's Shares, free and clear of all liens, encumbrances, and claims whatsoever. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of the Undersigned's Shares except in compliance with this Lock-Up Agreement.

This Lock-Up Agreement may be executed in any number of counterparts and by different parties in separate counterparts. Each counterpart when so executed shall be deemed an original and all of which together shall constitute one and the same agreement.

This Lock-Up Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicting provision or rule (whether of the State of Delaware, or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of Delaware to be applied. In furtherance of the foregoing, the internal laws of the State of Delaware will control the interpretation and construction of this Lock-Up Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Signature Page Follows

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Very truly yours,

REGINA GROVES

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Authorized Signature

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Title

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